Filed Pursuant to Rule 424(b)(3)

Registration No. 333-229803

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee(1)
7.250% Senior Notes due 2028	$475,000,000	100%	$475,000,000	$61,655.00

(1)

Calculated in accordance with Rule 457(o) and Rule 457(r) under the Securities Act and relates to the Registration Statement on Form S-3 (File No. 333-229803) filed by Hecla Mining Company on February 22, 2019.

Prospectus supplement

(To Prospectus dated February 22, 2019)

Hecla Mining Company

$475,000,000

7.250% Senior Notes due 2028

Interest payable February 15 and August 15

Issue price: 100.00%

We are offering $475,000,000 aggregate principal amount of our 7.250% Senior Notes due 2028 (the “notes”). The notes will mature on February 15, 2028. Interest will accrue from February 19, 2020, and the first interest payment date will be August 15, 2020.

We intend to use the net proceeds from this offering, together with cash on hand, to redeem all of our outstanding 6.875% Senior Notes due 2021 (the “2021 Notes”) and to pay fees and expenses in connection with this offering, and the redemption of the 2021 Notes. See “Use of Proceeds.”

We may redeem some or all of the notes at any time on or after February 15, 2023, at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest to, but excluding, the redemption date. We may also redeem up to 35% of the notes using the proceeds of certain equity offerings completed before February 15, 2023, at a redemption price equal to 107.25% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date. In addition, at any time prior to February 15, 2023, we may redeem some or all of the notes at a price equal to 100% of the principal amount, plus a “make-whole” premium, plus accrued and unpaid interest to, but excluding, the redemption date. If we sell certain of our assets or experience specific kinds of changes in control, we may be required to repurchase the notes. See “Description of the Notes—Optional Redemption” and “Description of the Notes—Repurchase at the Option of Holders.”

Each of our existing and future restricted subsidiaries that guarantees our indebtedness or indebtedness of subsidiary guarantors will guarantee the notes, subject to certain exceptions. The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior indebtedness and senior in right of payment to all of our future subordinated indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness, including our senior credit facility, to the extent of the value of the assets securing such indebtedness. The guarantees will rank equally in right of payment with all of the guarantors’ existing and future senior indebtedness and senior in right of payment to all of the guarantors’ future subordinated indebtedness. The guarantees will be effectively subordinated to all of the guarantors’ existing and future secured indebtedness, including our senior credit facility, to the extent of the value of the assets securing such indebtedness. In addition, the notes and the guarantees will be structurally subordinated to all other liabilities of our non-guarantor subsidiaries. See “Description of the Notes.”

See “Risk Factors” beginning on page S-17 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public offering price (1)		Underwriting discount	Proceeds to us (before expenses)
Per note	100.0	0%	1.16%	98.84%
Total	$475,000,000		$5,500,000	$469,500,000

(1) Plus accrued interest from February 19, 2020 if settlement occurs after that date.

The notes will not be listed on any securities exchange or automated quotation system.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about February 19, 2020.

Book-running manager

J.P. Morgan

Co-managers

CIBC Capital Markets	ING	Scotiabank

B. Riley FBR	BMO Capital Markets

Credit Suisse	H.C. Wainwright & Co.	Roth Capital Partners

February 13, 2020

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We and the underwriters are offering to sell the notes only in places where offers and sales are permitted.

Prospectus Supplement

Prospectus

S-i

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and this offering. The second part, the accompanying prospectus dated February 22, 2019, gives more general information about securities we may offer from time to time, some of which may not apply to the notes offered by this prospectus supplement and the accompanying prospectus. For information about the notes and the related guarantees, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” and “Description of Guarantees” in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may use or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in the notes, you should carefully read this prospectus supplement and the accompanying prospectus. You should also read the documents we have referred you to under “Where You Can Find More Information” for information about us. The shelf registration statement described in the accompanying prospectus, including the exhibits thereto, can be read at the web site of the Securities and Exchange Commission (the “SEC”) as described under “Where You Can Find More Information.”

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Unless indicated otherwise, or the context otherwise requires, references in this document to “Hecla,” the “Company,” “we,” “us” and “our” are to Hecla Mining Company and its consolidated subsidiaries, and references to “dollars” and “$” are to United States dollars.

Non-GAAP Financial Measures

In this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, we disclose certain financial measures that are not presentations made in accordance with accounting principles generally accepted in the United States (“GAAP”), including “Adjusted EBITDA,” “Cash costs, before by-product credits,” “Cash costs, after by-product credits” and related per ounce measures. These measures have important limitations as analytical tools. You should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, these measures are defined differently by different companies in our industry, and, accordingly, such measures as used in this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may not be comparable to similarly titled measures of other companies. Accordingly, we have provided reconciliations of the non-GAAP measures used in this prospectus supplement to the most directly comparable GAAP measures under “Summary — Summary Historical Consolidated Financial Information.”

Documents Incorporated by Reference

We file annual, quarterly and current reports and other information with the SEC. In this prospectus supplement and the accompanying prospectus, we “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents.

S-ii

The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. We incorporate by reference in this prospectus supplement the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any filings after the date of this prospectus supplement, until the completion of the offering of the notes:

•

our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 10, 2020, and Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 13, 2020;

•	our Current Reports on Form 8-K filed on January 7, 2020 (Item 8.01 only), February 10, 2020 and February 10, 2020; and

•	the portions of our Definitive Proxy Statement on Schedule 14A, filed on April 9, 2019, that are deemed “filed” with the SEC under the Exchange Act.

Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus, or contained in this prospectus supplement or the accompanying prospectus, shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently dated or filed document that also is or is deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

You can obtain any of the filings incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s website or at the SEC’s address provided under the heading “Where You Can Find Additional Information.” We will provide, upon request, to anyone to whom this prospectus supplement and the accompanying prospectus is delivered a copy of any or all of the information that we have incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, other than exhibits, unless they are specifically incorporated by reference into those documents, call or write to our Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815, 1-208-769-4100. The information contained in this prospectus supplement and the accompanying prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus. You should rely only upon the information provided in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may use or incorporated in this prospectus supplement or the accompanying prospectus by reference. We have not authorized anyone to provide you with any additional or different information. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may use, including any information incorporated by reference, is accurate as of any date other than their respective dates.

Forward-Looking Statements

Certain statements contained in this prospectus supplement or the accompanying prospectus (including information incorporated by reference) are “forward-looking statements” and are intended to be covered by the safe harbor provided for under Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Our forward-looking statements include our current expectations and projections about future production, results, performance, prospects and opportunities, including reserves, resources and other mineralization. We have tried to identify these forward-looking statements by using words

S-iii

such as “may,” “might,” “will,” “expect,” “anticipate,” “believe,” “could,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual production, results, performance, prospects or opportunities, including reserves, resources and other mineralization, to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those set forth in our Annual Report on Form 10-K for the year ended December 31, 2019 and in other SEC reports and in this prospectus supplement and the accompanying prospectus, including the following:

•	our level of debt that could impair our financial health and prevent us from fulfilling our obligations under our existing and future indebtedness, including the notes;

•	there is no assurance that our internal and external sources of liquidity will at all times be sufficient for our cash requirements;

•	a substantial or extended decline in metals prices would have a material adverse effect on us;

•	we have had losses that could reoccur in the future;

•

an extended decline in metals prices, an increase in operating or capital costs, mine accidents or closures, increasing environmental obligations, or our inability to convert exploration potential to reserves may cause us to record write-downs, which could negatively impact our results of operations;

•	global financial events or developments impacting major industrial or developing countries may have an impact on our business and financial condition in ways that we currently cannot predict;

•

recently enacted tariffs, other potential changes to tariff and import/export regulations, and ongoing trade disputes between the United States and other jurisdictions may have a negative effect on global economic conditions and our business, financial results and financial condition;

•	commodity and currency risk management activities could prevent us from realizing possible revenues or lower costs or expose us to losses;

•	our profitability could be affected by the prices of other commodities;

•	our accounting and other estimates may be imprecise;

•	our ability to recognize the benefits of deferred tax assets related to net operating loss carryforwards and other items is dependent on future cash flows and taxable income;

•	returns for investments in pension plans and pension plan funding requirements are uncertain;

•	mining accidents or other adverse events at an operation could decrease our anticipated production or otherwise adversely affect our operations;

•	our operations may be adversely affected by risks and hazards associated with the mining industry that may not be fully covered by insurance;

•	our costs of development of new orebodies and other capital costs may be higher and provide less return than we estimated;

•	our ore reserve estimates may be imprecise;

•	efforts to expand the finite lives of our mines may not be successful or could result in significant demands on our liquidity, which could hinder our growth;

S-iv

•

our ability to market our metals production depends on the availability of smelters and/or refining facilities, and our operations and financial results may be affected by disruptions or closures or the unavailability of smelters and/or refining facilities for other reasons;

•	we derive a significant amount of revenue from a relatively small number of customers and occasionally enter into concentrate spot market sales with metal traders;

•	our business depends on availability of skilled miners and good relations with employees;

•	shortages of critical parts and equipment may adversely affect our operations and development projects;

•	our information technology systems may be vulnerable to disruption which could place our systems at risk from data loss, operational failure, or compromise of confidential information;

•	our foreign activities are subject to additional inherent risks;

•	our operations and properties in Canada expose us to additional political risks;

•

certain of our mines and exploration properties are located on land that is or may become subject to traditional territory, title claims and/or claims of cultural significance by certain Indigenous tribes, and such claims and the attendant obligations of the federal government to those tribal communities and stakeholders may affect our current and future operations;

•	we may be subject to a number of unanticipated risks related to inadequate infrastructure;

•	competition from other mining companies may harm our business;

•	we face inherent risks in acquisitions of other mining companies or properties that may adversely impact our growth strategy;

•	we may be unable to successfully integrate the operations of the properties we acquire, including our Nevada Operations unit;

•

the issues we have faced and continue to face at our Nevada Operations unit could require us to write-down the associated long-lived assets. We could face similar issues at our other operations. Such write-downs may adversely affect our results of operations and financial condition;

•	we may not realize all of the anticipated benefits from our acquisitions, including our acquisition of Klondex Mines Ltd. (“Klondex”);

•

the properties we may acquire may not produce as expected, and we may be unable to determine reserve potential, identify liabilities associated with the acquired properties or obtain protection from sellers against such liabilities;

•	our joint development and operating arrangements may not be successful;

•	we are currently involved in ongoing legal disputes that may materially adversely affect us;

•	we are required to obtain governmental permits and other approvals in order to conduct mining operations;

•	we face substantial governmental regulation, including the Mine Safety and Health Act, various environmental laws and regulations and the General Mining Law of 1872;

•

our operations are subject to complex, evolving and increasingly stringent environmental laws and regulations. Compliance with environmental regulations, and litigation based on such regulations, involves significant costs and can threaten existing operations or constrain expansion opportunities;

S-v

•

mine closure and reclamation regulations impose substantial costs on our operations and include requirements that we provide financial assurance supporting those obligations. These costs could significantly increase, and we might not be able to provide financial assurance;

•	our environmental and asset retirement obligations may exceed the provisions we have made;

•	state ballot initiatives could impact our operations;

•	legal challenges could prevent the Rock Creek or Montanore projects from ever being developed;

•	we face risks relating to transporting our products, as well as transporting employees and materials at Greens Creek;

•	the titles to some of our properties may be defective or challenged;

•	if we cannot meet the New York Stock Exchange (“NYSE”) continued listing requirements, the NYSE may delist our common stock;

•	the notes and the guarantees will be effectively subordinated to any of our and our guarantors’ secured indebtedness to the extent of the value of the collateral securing that indebtedness;

•	our subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events;

•

we may be unable to generate sufficient cash to service all of our indebtedness, including the notes, and meet our other ongoing liquidity needs and may be forced to take other actions to satisfy our obligations under our indebtedness, which may be unsuccessful;

•	the terms of our debt impose restrictions on our operations;

•	the notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly;

•	key terms of the notes will be suspended if the notes achieve investment grade ratings and no default or event of default has occurred and is continuing;

•	we may be unable to repurchase the notes in the event of a change of control as required by the indenture that will govern the notes;

•	holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets;

•	the change of control repurchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company;

•	an active market may not develop for the notes;

•	federal and state fraudulent transfer laws may permit a court to void the notes or any of the guarantees, and if that occurs, holders of notes may not receive any payments on the notes; and

•	a lowering or withdrawal of the ratings assigned to our debt securities, including the notes, by rating agencies may increase our future borrowing costs and reduce our access to capital.

S-vi

Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. Projections and other forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus have been prepared based on assumptions, which we believe to be reasonable, but not in accordance with GAAP. Actual results may vary, perhaps materially. You are strongly cautioned not to place undue reliance on such projections and other forward-looking statements. All subsequent written and oral forward-looking statements attributable to Hecla Mining Company or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as required by federal securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any such forward-looking statements, whether made in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may use or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors listed above. For further discussion of these and other factors that could impact our future results, performance or transactions, please carefully read “Risk Factors” in this prospectus supplement below and in similar titled sections of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

S-vii

SUMMARY

This summary highlights selected information appearing elsewhere, or otherwise included or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company and this offering and before making any investment decision, you should read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” and the financial information and the notes thereto included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In this prospectus supplement, “we,” “us,” “our,” “Hecla” or the “Company” refers to Hecla Mining Company and its subsidiaries, except as otherwise indicated. With respect to the discussion of the terms of the notes on the cover page, in this summary of the offering and under the caption “Description of the Notes,” the terms “we,” “us,” “our,” “Hecla” or the “Company” refer only to Hecla Mining Company, and not to any of its subsidiaries.

Our Company

We are one of the oldest publicly-traded precious metals mining companies operating in the United States and, we believe, the largest primary silver producer in the United States. We discover, acquire and develop mines and other mineral interests and produce and market concentrates, loaded carbon, and precipitates containing gold and silver, and doré containing gold and silver. In doing so, we strive to manage our business activities in a safe, environmentally responsible and cost-effective manner. We and our subsidiaries have provided precious and base metals to the U.S. economy and worldwide since 1891 from northern Idaho’s Silver Valley. We currently have operating mines in Alaska, Idaho, Nevada, Quebec, Canada, and Durango, Mexico, exploration properties and pre-development projects in seven world-class silver mining districts in the United States, Canada and Mexico, a corporate office in northern Idaho and secondary corporate offices in Vancouver, British Columbia, and Val d’Or, Quebec. We are organized and managed in five segments that encompass our current operating units: the Greens Creek, Lucky Friday, Casa Berardi, San Sebastian and Nevada Operations units. As of December 31, 2019, we had consolidated proven and probable reserves totaling approximately 212 million ounces of silver, approximately 2.7 million ounces of gold, approximately 1.0 million tons of zinc and approximately 811,000 tons of lead.

For the year ended December 31, 2019, we produced 12,605,234 ounces of silver, 272,873 ounces of gold, 24,210 tons of lead, and 58,857 tons of zinc, and we generated sales of products of approximately $673.3 million, net loss of approximately $99.6 million and Adjusted EBITDA of approximately $177.7 million. See Note 1 under “—Summary Historical Consolidated Financial Information” for a reconciliation of Adjusted EBITDA to net (loss) income.

Our segments are differentiated by geographic region. We produce zinc, lead and bulk flotation concentrates at our Greens Creek unit and lead and zinc flotation concentrates at our Lucky Friday unit, each of which we sell to custom smelters and metal traders on contract. The flotation concentrates produced at our Greens Creek and Lucky Friday units contain payable silver, zinc and lead, and at Greens Creek they also contain payable gold. At Greens Creek, we also produce gravity concentrate containing silver, gold and lead. Unrefined bullion (doré) is produced from the gravity concentrate by a third-party processor, and shipped to a refiner before sale of the metals to precious metal traders. We also produce unrefined gold and silver bullion bars (doré), loaded carbon and precipitates at our Casa Berardi, San Sebastian and Nevada Operations units, which are shipped to refiners before sale of the metals to precious metals traders. At times, we sell loaded carbon and precipitates directly to refiners. Payable metals are those included in our products for which we are paid by smelters, metal traders and refiners. Our segments as of December 31, 2019 included:

•

The Greens Creek unit located on Admiralty Island, near Juneau, Alaska. Greens Creek is 100% owned and has been in production since 1989, with a temporary care and maintenance period from April 1993 through July 1996.

•

The Lucky Friday unit located in northern Idaho. Lucky Friday is 100% owned and has been a producing mine for us since 1958. Unionized employees at Lucky Friday were on strike from mid-March 2017 until early January 2020, resulting in limited production during that time. We expect re-staffing of the mine, which has commenced, to be completed in stages, with a return to full production by the end of 2020.

•

The Casa Berardi unit located in the Abitibi region of northwestern Quebec, Canada. Casa Berardi is 100% owned and was acquired on June 1, 2013 with the purchase of all issued and outstanding common shares of Aurizon Mines Ltd. (“Aurizon”). Aurizon had operated and produced from the Casa Berardi mine since late 2006 and began various mine enhancements in an effort to improve operational efficiency, including a shaft deepening project completed in 2014 and a new paste fill facility completed in 2013. In addition to ongoing production from the underground mine, production from the East Mine Crown Pillar surface mine commenced in July 2016. The addition of surface production and enhancements to the processing facility resulted in increased ore throughput and gold production. We expect to recommence underground mining in the East Mine, which was the original production area, by the end of 2020.

•

The San Sebastian unit located in the state of Durango, Mexico. San Sebastian is 100% owned and had previously produced for us from underground mines between 2001 and 2005. Near-surface exploration discoveries in the vicinity of the past producing area led to the decision in the third quarter of 2015 to develop shallow open pit mines there. Production commenced from the open pits in the fourth quarter of 2015. Continued exploration resulted in the decision to develop a new underground ramp and rehabilitate the historical underground access. The underground development commenced in the first quarter of 2017, and underground ore production began in January 2018. During 2019, we commenced mining and processing of a bulk sample of underground sulfide material. Testing of the bulk sample is part of an ongoing evaluation which we believe will allow us to determine the viability of extending underground production there. We have also continued to advance additional surface exploration targets near our current operations.

•

The Nevada Operations unit located in northern Nevada. Nevada Operations is 100% owned and was acquired on July 20, 2018 with the purchase of all of the issued and outstanding common shares of Klondex. Nevada Operations consists of three land packages in northern Nevada totaling approximately 110 square miles and containing operating or previously-operating mines with a history of high-grade gold production: Fire Creek, Hollister and Midas. We believe these properties to be prospective and under-explored. The acquisition included the Midas mill and, in the Walker Lane district, the Aurora mine and mill. Klondex had owned Fire Creek since 1975, Midas since 2014, and Hollister and Aurora since 2016. In the second quarter of 2019, we ceased development to access new production areas at our Nevada operations until completion of studies and test work for hydrology, mining and milling, resulting in, among other changes, an anticipated suspension of production in mid-2020.

The contributions to our consolidated sales by our operating units in 2019 were 44.5% from Greens Creek, 28.7% from Casa Berardi, 8.3% from San Sebastian, 16.0% from Nevada Operations and 2.5% from Lucky Friday.

The map below shows the locations of our operating units and our exploration and pre-development projects, as well as our corporate offices located in Coeur d’Alene, Idaho, Vancouver, British Columbia and Val d’Or, Quebec.

Corporate Structure

The following chart summarizes our corporate structure and principal indebtedness, omitting certain immaterial subsidiaries). This chart is provided for illustrative purposes only and does not represent all legal entities affiliated with, or all obligations of, us and our subsidiaries. Subsidiaries are Delaware entities unless otherwise indicated.

Hecla Mining Company Information

Our principal executive offices are located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408 and our telephone number is (208) 769-4100. Our website is www.hecla-mining.com. The information contained on, or accessible through, our website is not part of this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may use and is not incorporated by reference herein or therein.

Recent Developments

End of Strike at Lucky Friday

On January 6, 2020, the union representing hourly workers at our Lucky Friday mine in Mullan, Idaho ratified a new collective bargaining agreement (“CBA”) with the Company, and those workers are expected to return to work in stages throughout 2020. The new CBA is for a period of four years and we believe contains many improvements over the last CBA that, after a ramp-up period to reintegrate the workforce, should lead to increased productivity at the mine. The union had been on strike since March 13, 2017. We anticipate re-staffing of the mine to take place in stages, with a ramp-up to full production levels expected by the end of 2020.

Senior Notes Redemption

We intend to use the net proceeds from this offering, together with cash on hand, to redeem (the “Redemption”) all of our outstanding 2021 Notes and to pay related fees, expenses and accrued and unpaid interest thereon.

We intend to send a notice of redemption for the Redemption to the trustee of the 2021 Notes, which notice will be delivered to the holders thereof. This prospectus supplement and the accompanying prospectus are not an offer to purchase or solicitation of an offer to sell the 2021 Notes. Nothing in this prospectus supplement or the accompanying prospectus should be construed as a notice of redemption for the Redemption of the 2021 Notes. See “Use of Proceeds” and “Capitalization.”

In this prospectus supplement, we use the term “Transactions” to refer to (i) this offering of notes and (ii) the application of net proceeds from this offering to fund the Redemption.

The Offering

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see “Description of the Notes.”

Issuer	Hecla Mining Company

Notes Offered	$475,000,000 aggregate principal amount of 7.250% senior notes due 2028.

Maturity	The notes will mature on February 15, 2028.

Interest	Interest on the notes will accrue at a rate of 7.250% per annum. Interest on the notes will be payable semi-annually in cash in arrears on February 15 and August 15 of each year, commencing August 15, 2020.

Guarantees	The notes will be guaranteed on a senior unsecured basis by our existing and future restricted subsidiaries that guarantee our indebtedness or indebtedness of subsidiary guarantors, subject to certain exceptions.

Ranking	The notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will be equal in right of payment with all of our and the guarantors’ existing and future senior debt, and senior to any of our and the guarantors’ future subordinated debt. The notes and the guarantees will rank effectively junior to all of our and the guarantors’ existing and future secured debt, including borrowings outstanding under our senior credit facility, to the extent of the value of the assets securing such debt. The notes will also be structurally subordinated to all of the liabilities of our existing and future subsidiaries that do not guarantee the notes.

After giving effect to the Transactions, we and our subsidiaries would have had approximately $487.6 million of indebtedness outstanding on a consolidated basis as of December 31, 2019, of which approximately $12.6 million would have effectively ranked senior to the notes, and we had unused commitments of approximately $150.0 million (not including $33.6 million in outstanding letters of credit) under our senior credit facility, all of which would effectively rank senior to the notes if borrowed, as of December 31, 2019.

As of December 31, 2019, after giving effect to the Transactions, our non-guarantor subsidiaries represented approximately 5% of our total assets and approximately 2% of our total liabilities (including trade payables, deferred tax liabilities and royalty obligations but excluding intercompany liabilities), which would have been structurally senior to the notes.

Optional Redemption	The notes will be redeemable at our option, in whole or in part, at any time on or after February 15, 2023, at the redemption prices set forth in this prospectus supplement, together with accrued and unpaid interest to, but excluding, the date of redemption.

At any time prior to February 15, 2023, we may redeem up to 35% of the original principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 107.25% of the principal amount of the notes, together with accrued and unpaid interest to, but excluding, the date of redemption.

At any time prior to February 15, 2023, we may also redeem some or all of the notes at a price equal to 100% of the principal amount of the notes, plus a “make-whole premium,” together with accrued and unpaid interest to, but excluding, the date of redemption.

See “Description of the Notes — Optional Redemption.”

Change of Control Offer	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

Asset Sale Offer	If we or our restricted subsidiaries sell assets, under certain circumstances, we will be required to use the net proceeds to make an offer to purchase notes at an offer price in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the repurchase date. “Description of the Notes — Repurchase at the Option of Holders — Asset Sales.”

Certain Covenants	We will issue the notes under an indenture with The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a supplemental indenture, each to be entered into on the closing date of this offering. The indenture will contain covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell, transfer or otherwise dispose of assets;

•	incur or permit to exist certain liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, amalgamate, merge or sell all or substantially all of our assets.

These covenants are subject to a number of important qualifications and limitations. In addition, if for such period of time, if any, that the notes have received investment grade ratings from both S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and no default or event of default exists under the indenture that will govern the notes, we will not be subject to certain of the covenants listed above. See “Description of the Notes — Certain Covenants.”

No Established Trading Market	The notes will be a new class of securities for which there is currently no market. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the notes, the underwriters are not obligated to do so, and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Use of Proceeds	We will receive net proceeds from the sale of notes in this offering of approximately $468.6 million, after deducting the underwriters’ discount and estimated offering expenses. We intend to use the net proceeds from this offering, together with cash on hand, to redeem in full all $506.5 million aggregate principal amount of our outstanding 2021 Notes and to pay accrued and unpaid interest thereon and to pay fees and expenses in connection therewith. Pending any use of the net proceeds of this offering, we may invest the net proceeds in cash equivalents. See “Use of Proceeds.”

Risk Factors	Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors,” as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus prior to making an investment in the notes. See “Risk Factors.”

Summary Historical Consolidated Financial Information

The following table presents our summary historical consolidated financial information. The summary historical consolidated financial data as of December 31, 2019, 2018 and 2017 and for each of the years then ended were derived from our audited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The results of operations for prior periods are not necessarily indicative of the operating results for any future period. The summary historical consolidated data set forth below should be read in conjunction with our historical consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,
($ in thousands)	2019	2018	2017
Statements of Operations:
Sales of products	$673,266	$567,137	$577,775
Cost of sales and other direct production costs	450,349	353,994	304,727
Depreciation, depletion and amortization	199,518	134,044	120,599
Total cost of sales	649,867	488,038	425,326

Gross profit	23,399	79,099	152,449
Other operating expenses:
General and administrative	35,832	36,542	35,611
Exploration	15,919	35,695	23,510
Pre-development	3,150	4,887	5,448
Research and development	535	5,441	3,276
Provision for closed operations and environmental matters	4,690	6,119	6,701
Other operating expense	3,043	1,596	2,513
Loss (gain) on disposition of properties, plants, equipment and mineral interests	4,643	(2,793)	(6,042)
Suspension-related costs	12,051	20,693	21,301
Acquisition costs	645	10,045	25

Total other operating expense	80,508	118,225	92,343

(Loss) income from operations	(57,109)	(39,126)	60,106

Other income (expense):
(Loss) gain on derivative contracts	(3,971)	40,253	(21,250)
Gain (loss) on disposition of investments	923	(34)	(166)
Unrealized (loss) gain on investments	(2,389)	(2,816)	(247)
Net foreign exchange gain (loss)	(8,236)	10,310	(9,680)
Interest and other income	(4,429)	(907)	1,692
Interest expense, net of amount capitalized	(48,447)	(40,944)	(38,012)
Total other (expense) income	(66,549)	5,862	(67,663)
Loss before income taxes	(123,658)	(33,264)	(7,557)
Income tax benefit (provision)	24,101	6,701	(20,963)
Net loss	(99,557)	(26,563)	(28,520)
Preferred stock dividends	(552)	(552)	(552)

Loss applicable to common stockholders	$(100,109)	$(27,115)	$(29,072)

Balance Sheet Data:
Cash and cash equivalents	$62,452	$27,389	$186,107
Short-term investments	—	—	33,758
Properties, plants, equipment and mineral interests, net	2,423,698	2,520,004	1,999,311
Total assets	2,637,308	2,703,944	2,345,158
Total debt (inclusive of capital leases)	517,372	532,799	514,030
Long-term liabilities	827,911	876,787	771,751
Total stockholders’ equity	1,692,423	1,690,963	1,461,277

Consolidated Statement of Cash Flows:
Net cash provided by operating activities	$120,866	$94,221	$115,878
Net cash used in investing activities	(119,867)	(236,547)	(96,563)
Net cash provided by (used in) financing activities	33,189	(14,884)	(5,248)
Depreciation, depletion & amortization expense	204,475	140,905	126,467
Capital expenditures	(121,421)	(136,933)	(98,038)

	Year Ended December 31,
($ in thousands, except per ounce amounts)	2019	2018	2017
Other Financial Data:
Adjusted EBITDA (1)	$177,721	$171,315	$202,899

Other Operating Data:
Ore milled (tons)	2,666,342	2,511,541	2,350,728
Silver produced (ounces)	12,605,234	10,369,503	12,484,844
Gold produced (ounces)	272,873	262,103	232,684
Lead produced (tons)	24,210	20,091	22,733
Zinc produced (tons)	58,857	56,023	55,107
Cash cost, after by-product credit, per ounce of silver produced - Greens Creek (2)	$1.97	$(1.13)	$0.71
Cash cost, after by-product credit, per ounce of silver produced - Lucky Friday (2)	—	—	5.81
Cash cost, after by-product credit, per ounce of gold produced - Casa Berardi (2)	$1,050.55	$800.14	$819.60
Cash cost, after by-product credit, per ounce of silver produced - San Sebastian (2)	$8.02	$9.69	$(3.36)
Cash cost, after by-product credit, per ounce of gold produced - Nevada Operations (2)	$1,096.05	$1,220.85

(1) Reconciliation of Adjusted EBITDA:

We have presented adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”), which represents a non-GAAP measure. EBITDA is calculated as net income (loss), adjusted to exclude amounts reported for interest expense, income tax provision or benefit, and depreciation, depletion, and amortization expense. Adjusted EBITDA also excludes the effects of various other reported amounts, including: unrealized gain or loss on investments, gain or loss on derivative contracts, provision for closed operations and environmental matters, Lucky Friday suspension costs, gain or loss on disposition of properties, plants, equipment and mineral interests, and stock-based compensation.

We believe that the non-GAAP measure of adjusted EBITDA, when presented in conjunction with the comparable GAAP measure, is useful to investors because it is an appropriate measure for evaluating our operating performance. Adjusted EBITDA should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. In evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in their presentation. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, since not all companies use identical calculations, the presentation of this non-GAAP measure may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect the significant interest expense, or the cash requirements necessary to service interest on our debt;

•	it does not reflect our income tax expense or the cash requirements to pay our taxes;

•

although depreciation, depletion and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•

it does not reflect items having a potentially significant recurring impact on our GAAP financial measures, including gains or losses on derivative contracts and pre-development expense, and does not reflect the financial impact of our significant exploration programs; and

•	other companies in our industry may calculate these non-GAAP measures differently than we do, limiting their usefulness as comparative measures.

	Year Ended December 31,
($ in thousands)	2019	2018	2017
Adjusted EBITDA Reconciliation:
Net loss	$(99,557)	$(26,563)	$(28,520)
Plus/(less): Income tax (benefit) provision	(24,101)	(6,701)	20,963
Plus: Interest expense, net of amount capitalized	48,447	40,944	38,012
Plus: Depreciation, depletion and amortization expense	199,518	134,044	120,599
Plus: Acquisition costs (a)	645	10,045	25
Plus / (Less): Foreign exchange gain (loss) (b)	8,236	(10,310)	9,680
Plus / (Less): Loss (gain) on derivative contracts (c)	9,959	(7,936)	18,063
Plus: Suspension-related costs (d)	12,051	20,693	21,301
Plus/(Less): Loss (gain) on disposition of properties, plants, equipment and mineral interests	4,643	(2,793)	(6,042)
Plus / (Less): Provisional price (gains) losses (e)	(597)	3,803	(742)
Plus: Stock-based compensation (f)	5,668	6,242	6,331
Plus: Provision for closed operations and environmental matters (g)	6,914	6,090	4,508
Plus / (Less): Unrealized loss on investments (h)	2,389	2,816	247
Plus / (Less): Other	3,506	941	(1,526)

Adjusted EBITDA	$177,721	$171,315	$202,899

(a)	Acquisition costs in each year were primarily related to our acquisition of Klondex.

(b)

We have determined the functional currency for our Canadian and Mexican operations is the U.S. dollar. As such, foreign exchange gains and losses associated with the re-measurement of monetary assets and liabilities from Canadian dollars and Mexican pesos to U.S. dollars are recorded to earnings each period.

(c)

We are currently using financially-settled forward contracts to manage the exposure to changes in prices of silver, gold, zinc and lead contained in our Greens Creek concentrate shipments between the time of shipment and final settlement. In addition, we are using financially-settled forward contracts to manage the exposure to changes in prices of zinc and lead (but not silver and gold) contained in our forecasted future Greens Creek concentrate shipments. These contracts are not designated as hedges and are marked-to-market through earnings each period. The net gain on these contracts is included as a separate line item under other income (expense), as they relate to forecasted future shipments, as opposed to sales that have already taken place but are subject to final pricing. These programs, when utilized and the contracts are not settled prior to their maturity, are designed to mitigate the impact of potential future declines in silver, gold, lead and zinc prices from the price levels established in the contracts. Gains on derivatives signify declines in base metals forward prices over the contract period, while losses signify increases in market prices.

(d)

The Lucky Friday mine is our only operation where some of our employees are subject to a CBA, and the previous agreement expired on April 30, 2016. After voting against our new contract offer at the time, the unionized employees went on strike on March 13, 2017. They remained on strike until January 7, 2020, when the union ratified a new CBA. Production at Lucky Friday was suspended from the start of the strike until July 2017, when limited production resumed by salaried personnel. Although we expect that many of the unionized employees will return to work throughout 2020 and that ultimately the Lucky Friday will return to full production, we cannot predict how smooth the reintegration process will be, and there may be disruptions, delays or additional or extraordinary costs incurred during the process of reintegrating the employees and hiring new employees. Any such delays, disruptions or increased costs could adversely affect our financial condition and results of operations.

(e)

We estimate the prices at which sales of our concentrates will be settled due to the time elapsed between shipment and final settlement with the customer. Previously recorded sales and accounts receivable are adjusted to estimated settlement metals prices until final settlement with the customer.

(f)

We use stock-based compensation plans to aid us in attracting, retaining and motivating our employees, as well as to provide us with the ability to provide incentives more directly linked to increases in stockholder value. These plans provide for the grant of options to purchase shares of our common stock, the issuance of restricted stock units, and other equity-based awards. Awards of stock units and stock options are settled in shares, not cash.

(g)	Provisions for closed operations and environmental matters generally relate to areas in which we or our predecessors through business combinations have operated in the past.

(h)

From time to time, we sell equity securities that we have held for a time. Upon sale, gains and losses previously recorded in accumulated other comprehensive income are reclassified to current income or loss.

(2) Cash costs, before by-product credits and cash costs, after by-product credits per ounce:

Cash cost, after by-product credits is an important operating statistic that we utilize to measure each mine’s operating performance. In addition to serving as an indicator of economic performance and efficiency at each location and on a consolidated basis, it also allows us to benchmark the performance of each of our mines versus those of our competitors. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash cost includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. Cash cost, after by-product credits, per ounce, provides management and investors an indication of operating cash flow, after consideration of the average price received from production. Management also uses this measurement for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash cost, after by-product credits, per ounce is a measure developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of this non-GAAP measure is the same as that reported by other mining companies.

Each of the Casa Berardi and Nevada Operations sections below report cash cost, after by-product credits, per gold ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations.

As a result of our acquisition of Klondex in July 2018, we obtained 100% ownership of the Fire Creek mine, Hollister mine, Midas mine and milling facility, and the Aurora mine and milling facility, and various other mineral interests comprising the Nevada Operations unit. Cash cost, after by-product credit, per ounce of gold produced - Nevada Operations is based on information from the date of acquisition.

The tables below present reconciliations between the GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization and the non-GAAP measure of cash cost, before by-product credits and cash cost, after by-product credits at the Greens Creek, Lucky Friday, San Sebastian, Casa Berardi and Nevada Operations units.

Greens Creek Unit

	Year Ended December 31,
In thousands, except per ounce amounts	2019	2018	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization	$211,719	$190,066	$201,803
Depreciation, depletion and amortization	(47,587)	(46,511)	(56,328)
Treatment costs	48,487	38,174	47,774
Change in product inventory	(1,155)	3,087	(2,247)
Reclamation and other costs	(2,523)	(2,911)	(2,716)

Cash cost, before by-product credits (a)	208,941	181,905	188,286
By-product credits	(189,415)	(190,924)	(182,361)

Cash cost, after by-product credits	$19,526	$(9,019)	$5,925

Divided by silver ounces produced	9,890	7,953	8,352
Cash cost, before by-product credits, per silver ounce	$21.12	$22.88	$22.54
By-product credits per silver ounce	(19.15)	(24.01)	(21.83)

Cash cost, after by-product credits, per silver ounce	$1.97	$(1.13)	$0.71

Lucky Friday Unit (b)

	Year Ended December 31,
In thousands, except per ounce amounts	2019	2018	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization	$16,621	$9,750	$15,107
Depreciation, depletion and amortization	(1,175)	(1,012)	(2,447)
Treatment costs	2,884	839	4,759
Change in product inventory	1,016	(2,330)	1,853
Reclamation and other costs	—	—	(115)
Cash costs excluded	(19,346)	(7,247)	—

Cash cost, before by-product credits (a)	—	—	19,157
By-product credits	—	—	(14,281)

Cash cost, after by-product credits	$—	$—	$4,876

Divided by silver ounces produced	—	—	839
Cash cost, before by-product credits, per silver ounce	—	—	$22.83
By-product credits per silver ounce	—	—	(17.02)

Cash cost, after by-product credits, per silver ounce	$—	$—	$5.81

San Sebastian Unit

	Year Ended December 31,
In thousands, except per ounce amounts	2019	2018	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization	$50,509	$41,815	$23,700
Depreciation, depletion and amortization	(9,772)	(4,602)	(2,693)
Treatment costs	760	807	1,185
Change in product inventory	(2,953)	2,385	(55)
Reclamation and other costs	(1,588)	(1,559)	(1,467)

Cash cost, before by-product credits (a)	36,956	38,846	20,670
By-product credits	(21,960)	(19,100)	(31,625)

Cash cost, after by-product credits	$14,996	$19,746	$(10,955)

Divided by silver ounces produced	1,869	2,037	3,258
Cash cost, before by-product credits, per silver ounce	$19.77	$19.07	$6.35
By-product credits per silver ounce	(11.75)	(9.38)	(9.71)

Cash cost, after by-product credits, per silver ounce	$8.02	$9.69	$(3.36)

Casa Berardi Unit

	Year Ended December 31,
In thousands, except per ounce amounts	2019	2018	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization	$217,682	$199,402	$184,716
Depreciation, depletion and amortization	(73,960)	(71,302)	(59,131)
Treatment costs	1,876	2,068	2,432
Change in product inventory	(3,371)	1,205	1,466
Reclamation and other costs	(515)	(558)	(476)

Cash cost, before by-product credits (a)	141,712	130,815	129,007
By-product credits	(508)	(597)	(614)

Cash cost, after by-product credits	$141,204	$130,218	$128,393

Divided by gold ounces produced	134	163	157
Cash cost, before by-product credits, per gold ounce	$1,055	$804	$824
By-product credits per gold ounce	(4)	(4)	(4)

Cash cost, after by-product credits, per gold ounce	$1,051	$800	$820

Nevada Operations Unit(c)

	Year Ended December 31,
In thousands, except per ounce amounts	2019	2018
Cost of sales and other direct production costs and depreciation, depletion and amortization	$153,336	$47,005
Depreciation, depletion and amortization	(67,024)	(10,617)
Treatment costs	158	90
Change in product inventory	(9,008)	7,138
Reclamation and other costs	(2,019)	(954)

Cash cost, before by-product credits (a)	75,443	42,662
By-product credits	(2,922)	(2,512)

Cash cost, after by-product credits	$72,521	$40,150

Divided by gold ounces produced	66	33
Cash cost, before by-product credits, per gold ounce	$1,140	$1,297
By-product credits per gold ounce	(44)	(76)

Cash cost, after by-product credits, per gold ounce	$1,096	$1,221

(a)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit.

(b)

The unionized employees at Lucky Friday were on strike from March 2017 until January 2020, and production at Lucky Friday has been limited since that time. For 2019, 2018 and 2017, cash costs related to suspension of full production totaling approximately $7.8 million, $14.6 million and $17.1 million, respectively, along with $4.3 million, $5.0 million and $4.2 million, respectively, in non-cash depreciation expense for that period, have been excluded from the calculations of (i) cost of sales and other direct production costs and depreciation, depletion and amortization, (ii) cash cost, before by-product credits, and (iii) cash cost, after by-product credits.

(c)

As a result of our acquisition of Klondex in July 2018, we obtained 100% ownership of the Fire Creek mine, Hollister mine, Midas mine and milling facility, and the Aurora mine and milling facility, and various other mineral interests comprising the Nevada Operations unit.

RISK FACTORS

An investment in the notes is subject to a number of risks. You should carefully consider the risk factors listed below and all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus in evaluating an investment in the notes. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our debt securities could decline, and you could lose all or part of your investment. You should also read the risk factors and other cautionary statements, including those described under the heading “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to Our Indebtedness and the Notes

Our level of debt could impair our financial health and prevent us from fulfilling our obligations under our existing and future indebtedness, including the notes.

As of December 31, 2019, after giving effect to the Transactions, we and our subsidiaries would have had approximately $487.6 million of indebtedness outstanding on a consolidated basis, and we would have had unused commitments of $150.0 million under our senior credit facility (without giving effect to $33.6 million in letters of credit outstanding). Our level of debt and our debt service obligations could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt obligations;

•	reduce the amount of funds available to finance our operations, capital expenditures and other activities;

•	increase our vulnerability to economic downturns and industry conditions;

•	limit our flexibility in responding to changing business and economic conditions, including increased competition and demand for new products and services;

•	place us at a disadvantage when compared to our competitors that have less debt;

•	increase our cost of borrowing; and

•	limit our ability to borrow additional funds.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture that will govern the notes will contain, and the credit agreement governing our senior credit facility contains, restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. In July 2018, we entered into our $250 million senior credit facility, which currently allows us to draw up to $150 million on a revolving basis until the earlier of (i) our election to restore the amount available to $250 million following the fiscal quarter ending September 30, 2020 or (ii) our election to restore the amount available to $250 million by demonstrating two consecutive quarters of leverage ratio less than or equal to 4.00:1 beginning with the fiscal quarter ended September 30, 2019. If new debt is added to our and our subsidiaries’ existing debt levels, the risks associated with such debt that we currently face would increase. In addition, the indenture that will govern the notes will not prevent us from incurring obligations that do not constitute indebtedness under those respective agreements. See “Description of Certain Other Indebtedness” and “Description of the Notes.”

The notes and the guarantees will be effectively subordinated to any of our and our guarantors’ secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The notes and the guarantees will not be secured by any of our assets or the assets of our subsidiaries. The indenture that will govern the notes will permit, and the credit agreement governing our senior credit facility permits, us to incur secured debt up to specified limits. As a result, the notes and the guarantees will be effectively subordinated to our and our guarantors’ future secured indebtedness with respect to the collateral that secures such indebtedness, including any borrowings under our senior credit facility. Upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution, reorganization or other insolvency proceeding involving us or such guarantor, the proceeds from the sale of collateral securing any secured indebtedness will be available to pay obligations on the notes only after such secured indebtedness has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of a bankruptcy, insolvency, liquidation, dissolution, reorganization or other insolvency proceeding involving us or such guarantor.

Any draw-downs on our senior credit facility would be secured debt. With the exception of the $33.6 million in letters of credit outstanding, we did not have a balance drawn on the senior credit facility as of December 31, 2019.

Our subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events.

Our subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•

the release or discharge of such guarantor’s obligations or guarantee under all Credit Facilities (as defined in “Description of the Notes”) and its guarantee of any other indebtedness of ours in excess of $10 million in aggregate principal amount;

•	the sale or other disposition, including the sale of substantially all the assets, of that guarantor; or

•	the discharge of our obligations under the indenture that will govern the notes.

If any subsidiary guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be structurally senior to the claim of any holders of the notes. See “Description of the Notes — Note Guarantees.”

We may be unable to generate sufficient cash to service all of our indebtedness, including the notes, and meet our other ongoing liquidity needs and may be forced to take other actions to satisfy our obligations under our indebtedness, which may be unsuccessful.

Our ability to make scheduled payments or to refinance our debt obligations, including the notes, and to fund our planned capital expenditures and other ongoing liquidity needs depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that borrowings will be available to us to pay the principal, premium, if any, and interest on our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the notes, on or before maturity. We may be unable to refinance any of our debt on commercially reasonable terms or at all.

In addition, we conduct substantially all of our operations through our subsidiaries, certain of which will not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the credit agreement governing our senior credit facility limits, and the indenture that will govern the notes will limit, the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing the senior credit facility restricts, and the indenture that will govern the notes will restrict, our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

If we seek to restructure or refinance our indebtedness, including the notes, our ability to do so will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture that will govern the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The terms of our debt impose restrictions on our operations.

The indenture that will govern the notes will include, and the credit agreement governing our senior credit facility includes, a number of significant restrictive covenants that impose significant operating and financial constraints on us. These covenants could adversely affect us by limiting our ability to plan for or react to market conditions or to meet our capital needs. These covenants will, among other things:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements, or require us to make divestitures;

•

require a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for and reacting to changes in the industry in which we compete;

•	place us at a disadvantage compared to other, less leveraged competitors; and

•	increase our cost of borrowing additional funds.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

In addition, our senior credit facility requires us to comply with various covenants. A breach of any of these covenants could result in an event of default under the credit agreement governing our senior credit facility that, if not cured or waived, could give the holders of the defaulted debt the right to terminate commitments to lend and cause all amounts outstanding with respect to the debt to be due and payable immediately. Acceleration of any of our debt could result in cross-defaults under our other debt instruments, including the indenture that will govern the notes. Our assets and cash flow may be insufficient to repay borrowings fully under all of our outstanding debt instruments if any of our debt instruments are accelerated upon an event of default, which could force us into bankruptcy or liquidation. In such an event, we may be unable to repay our obligations under the notes. And in some instances, this would create an event of default under the indenture that will govern the notes.

The notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes, which include certain of our non-domestic subsidiaries and certain other subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us or any guarantor. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose.

For the year ended December 31, 2019, our non-guarantor subsidiaries represented approximately 8% of our sales of metals. As of December 31, 2019, after giving effect to the Transactions, our non-guarantor subsidiaries represented approximately 5% of our total assets and approximately 2% of our total liabilities (including trade payables, deferred tax liabilities and royalty obligations but excluding intercompany liabilities), which would have been structurally senior to the notes.

In addition, our subsidiaries that will provide guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the designation of that guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that guarantor.

If any guarantee of the notes is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of the Notes—Note Guarantees.”

Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.

Borrowings under our senior credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease. Assuming all revolving loans currently available to us were fully drawn, each one percentage point change in interest rates would result in a $1.2 million change in annual cash interest expense on our senior credit facility.

Key terms of the notes will be suspended if the notes achieve investment grade ratings and no default or event of default has occurred and is continuing.

Many of the covenants in the indenture that will govern the notes will be suspended if the notes are rated investment grade by S&P and Moody’s provided at such time no default or event of default has occurred and is continuing, including those covenants that restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded below investment grade. See “Description of the Notes — Certain Covenants — Changes in Covenants when Notes Rated Investment Grade.”

We may be unable to repurchase notes in the event of a change of control as required by the indenture that will govern the notes.

Upon the occurrence of certain kinds of change of control events specified in the indenture that will govern the notes, you will have the right, as a holder of the notes, to require us to repurchase all of your notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. Any change of control also would constitute a default under our senior credit facility. Therefore, upon the occurrence of a change of control, the lenders under our senior credit facility would have the right to accelerate their loans and, if so accelerated, we would be required to repay all of our outstanding obligations under such facility. We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of other existing or future debt may prevent us from paying you. There can be no assurance that we would be able to repay such other debt or obtain consents from the holders of such other debt to repurchase these notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms unfavorable to us.

The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture that will govern the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase

“substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

The change of control repurchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to repurchase the notes in the event of a change of control. A takeover of our company would trigger an option of the holders of the notes to require us to repurchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the notes. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

An active trading market may not develop for the notes.

The notes will be new issues of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. We have been informed by the underwriters that they intend to make a market in the notes after we complete this offering. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time. The liquidity of any trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a result, you cannot be sure that an active trading market will develop for the notes.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Federal and state fraudulent transfer laws may permit a court to void the notes or any of the guarantees, and if that occurs, holders of notes may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or any guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any existing or future subsidiary guarantors, as applicable, (a) issued the notes or incurred such guarantee with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantee and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or the subsidiary guarantor, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantee;

•	the issuance of the notes or the incurrence of the guarantee left us or the subsidiary guarantor, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

•	we or the subsidiary guarantor intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor’s ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. A court would likely find that any subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such subsidiary guarantor did not obtain a reasonably equivalent benefit from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or any subsidiary guarantor was insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or any guarantees would be subordinated to our or any subsidiary guarantor’s other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

The subsidiary guarantees will contain a “savings clause” intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect any subsidiary guarantees from being avoided under fraudulent transfer law. Furthermore, in Official Committee of Unsecured Creditors of TOUSA, Inc. v Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause used in the indenture was unenforceable. As a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

To the extent that any subsidiary guarantee is avoided, then, as to that subsidiary, the guaranty would not be enforceable.

If a court were to find that the issuance of the notes or the incurrence of any guarantee was a fraudulent transfer or conveyance, the court could (i) void the payment obligations under the notes or such guarantee, (ii) subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or (iii) require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (i) the holders of notes engaged in some type of inequitable conduct, (ii) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

A lowering or withdrawal of the ratings assigned to our debt securities, including the notes, by rating agencies may increase our future borrowing costs and reduce our access to capital.

Any rating assigned to our debt, including the notes, could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

USE OF PROCEEDS

We will receive net proceeds from the sale of notes in this offering of approximately $468.6 million, after deducting the underwriters’ discount and estimated offering expenses. We intend to use the net proceeds from this offering, together with cash on hand, to redeem in full all $506.5 million aggregate principal amount of our outstanding 2021 Notes and pay accrued and unpaid interest thereon, and to pay fees and expenses in connection with this offering and such redemption of the 2021 Notes. Pending any use of the net proceeds of this offering, we may invest the net proceeds in cash equivalents.

The 2021 Notes mature on May 1, 2021, and interest on the 2021 Notes accrues at a rate of 6.875% per annum, payable semi-annually on May 1 and November 1 of each year. The indenture governing the 2021 Notes more fully describes the terms of the 2021 Notes. See exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of December 31, 2019 on:

•	an actual basis; and

•	an as adjusted basis to give effect to the Transactions.

This table should be read along with our consolidated financial statements and related notes and the other financial information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2019
(In thousands)	Actual	As Adjusted
Cash and cash equivalents	$62,452	$11,097

Debt, including current maturities:
Senior credit facility (1)	$—	$—
6.875% Senior Notes due 2021	506,500	—
Unamortized discount on 2021 Notes	(1,771)	—
Notes offered hereby	—	475,000

Total debt	504,729	475,000
Total shareholders’ equity	1,692,169	1,692,169

Total capitalization	$2,196,898	$2,167,169

(1)

As of December 31, 2019, our senior credit facility provided for a senior secured revolving credit facility in an aggregate principal amount of up to $150 million. With the exception of the $33.6 million in letters of credit outstanding at December 31, 2019, we have not drawn funds on our senior credit facility as of December 31, 2019. We draw funds under the senior credit facility and make repayments from time to time to meet the Company’s liquidity needs.

In July 2019, we entered into an amendment to our senior credit facility to, among other things, change the leverage ratio covenant terms and temporarily reduce the amount available to be borrowed under our senior credit facility from $250 million to $150 million until the earlier of (i) our election to restore the amount available to $250 million following the fiscal quarter ending September 30, 2020 or (ii) our election to restore the amount available to $250 million by demonstrating two consecutive quarters of leverage ratio less than or equal to 4.00:1 beginning in the third quarter of 2019. As of December 31, 2019, the maximum leverage ratio in effect under our senior credit facility was 6.00:1, and drops to 4.25:1 for the first quarter of 2020. For more information regarding our senior credit facility, see “Description of Certain Other Indebtedness — Senior Credit Facility.”

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Credit Facility

In July 2018, we entered into a new $250 million senior secured revolving credit facility, which was amended in July 2019 to, among other things, lower the amount available to be borrowed thereunder to $150 million until the earlier of (such date the “Revolver Increase Date”) (i) our election to restore the amount available to $250 million following the fiscal quarter ending September 30, 2020 or (ii) our election to restore the amount available to $250 million by demonstrating two consecutive quarters of leverage ratio less than or equal to 4.00:1 beginning in the third fiscal quarter of 2019. On February 7, 2020, we entered into an additional amendment to the senior credit facility that, subject to the earlier of refinancing the 2021 Notes outstanding within the six-month period from the date of that amendment or the Revolver Increase Date, would, among other things, restore the amount available to be borrowed under the facility to $250 million. Such amendment also allows us to use during the six-month period after such amendment up to $100 million of the facility for refinancing our outstanding 2021 Notes, so long as we issue at least $400 million of new senior unsecured notes and all of our existing 2021 Notes are refinanced after giving effect to such borrowings. Such amendment also provides that if we raise more than $600 million in new senior notes, such credit facility will be reduced dollar for dollar by the amount in excess of $600 million. Lastly, such amendment changes our leverage ratio to not more than (a) 4.25:1.00 for the fiscal quarters ending on March 31, 2020 and June 30, 2020 and (b) 4.00:1.00 for each fiscal quarter ending on and after September 30, 2020. The revolving loans under the credit agreement have a maturity date of February 7, 2023; provided, however that if we do not refinance the 2021 Notes by November 1, 2020, the revolving loans under the facility will mature, and all commitments to lend will terminate, on November 1, 2020. The senior credit facility is collateralized by (i) the shares of common stock held in our material domestic subsidiaries, (ii) the common shares held in our Canadian subsidiary, Hecla Quebec, Inc., as well as substantially all of the assets of Hecla Quebec (consisting of the Casa Berardi mine in Quebec), (iii) our joint venture interests in the Greens Creek mine, all of our rights and interests in the Greens Creek joint venture agreement, and all of our rights and interests in the assets of the Greens Creek joint venture, and (iv) substantially all of the assets of our Nevada Operations unit. Below is information on the interest rates, standby fee, and financial covenant terms under our senior credit facility as of December 31, 2019:

Interest rates:
Spread over the London Interbank Offer Rate	2.25 - 4.00%
Spread over alternative base rate	1.25 - 2.25%
Standby fee per annum on undrawn amounts	0.5625 - 1.00%
Covenant financial ratios:
Senior leverage ratio (debt secured by liens/EBITDA) (1)	not more than 2.50:1
Leverage ratio (total debt less unencumbered cash/EBITDA) (2)	not more than 5.50:1
Interest coverage ratio (EBITDA/interest expense)	not less than 3.00:1

(1)

EBITDA is calculated as defined in the credit agreement, a copy of which is an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

(2)	The leverage ratio will change to not more than 5.00:1 as of April 1, 2020 and 4.00:1 as of July 1, 2020.

We also are able to obtain letters of credit under the amended and restated senior credit facility, and for any such letters we will be required to pay a participation fee of between 2.25% and 4.00% based on our total leverage ratio, as well as a fronting fee to each issuing bank of 0.20% annually on the average daily dollar amount of any outstanding letters of credit.

We believe we were substantially in compliance with all covenants under the senior credit facility. With the exception of the $33.6 million in letters of credit outstanding at December 31, 2019, we had not drawn funds on our senior credit facility as of December 31, 2019. We draw funds under the senior credit facility and make repayments from time to time to meet the Company’s liquidity needs.

Finance and Capital Leases

We have entered into various lease agreements, primarily for equipment at our operating units, which we have determined to be finance leases under accounting guidance that became effective on January 1, 2019, and capital leases prior to that date. At December 31, 2019, the total liability associated with the finance leases, including certain purchase option amounts, was $12.6 million, with $5.4 million of the liability classified as current and $7.2 million classified as non-current. At December 31, 2018, the total liability balance associated with capital leases was $13.1 million, with $5.3 million of the liability classified as current and $7.9 million classified as non-current. The assets related to these leases are recorded in properties, plants, equipment and mineral interests, net, on our condensed consolidated balance sheets and totaled $20.6 million as of December 31, 2019 and $20.0 million as of December 31, 2018, net of accumulated depreciation. Expense during 2019, 2018 and 2017 related to finance and capital leases included $5.9 million, $5.3 million and $7.1 million, respectively, for amortization of the related assets, and $0.7 million, $0.7 million and $0.6 million, respectively, for interest expense. The total obligation for future minimum finance lease payments was $13.4 million at December 31, 2019, with $0.8 million attributed to interest. The weighted-average remaining lease term for our finance leases as of December 31, 2019 was approximately 1.8 years.

At December 31, 2019, the annual maturities of finance lease commitments, including interest, were (in thousands):

Twelve-month period ending December 31,
2020	$5,866
2021	4,654
2022	2,307
2023	622

Total	13,449
Less: imputed interest	(806)
Net finance lease obligation	$12,643

Operating Leases

We have entered into various lease agreements, primarily for equipment, buildings and other facilities, and land at our operating units and corporate offices, which we have determined to be operating leases. Some of the operating leases allow for extension of the lease beyond the current term at our option. We have considered the likelihood and estimated duration of the extension options in determining the lease term for measurement of the liability and right-of-use asset. For our operating leases as of December 31, 2019, we have assumed discount rates of between 5% and 6.5%. At December 31, 2019, the total liability balance associated with the operating leases was $16.4 million, with $5.6 million of the liability classified as current and the remaining $10.8 million classified as non-current. The right-of-use assets for our operating leases are recorded as a non-current asset on our condensed consolidated balance sheets and totaled $16.4 million as of December 31, 2019. Lease expense on operating leases during 2019 totaled $7.5 million. The total obligation for future minimum operating lease payments, including assumed extensions beyond the current lease terms, was $18.8 million at December 31, 2019. The weighted-average remaining lease term for our operating leases as of December 31, 2019 was approximately 4.3 years.

At December 31, 2019, the annual maturities of undiscounted operating lease payments, including assumed extensions beyond the current lease terms, were (in thousands):

Twelve-month period ending December 31,
2020	$5,861
2021	3,907
2022	2,874
2023	2,536
2024	716
More than 5 years	2,918

Total	18,812
Effect of discounting	(2,414)
Operating lease liability	$16,398

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the terms “Hecla,” “us,” “we” and “our” refer only to Hecla Mining Company and not to any of its Subsidiaries.

Hecla will issue the notes under an indenture (the “base indenture”) to be dated as of the Issue Date, among Hecla, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a supplemental indenture thereto to be dated as of the Issue Date (the “supplemental indenture” and, together with the base indenture, the “indenture”), in a transaction that is registered under the Securities Act. The notes will be a series of debt securities under the base indenture the terms of which will be established by the supplemental indenture. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. This Description of the Notes supplements the description of the senior debt securities set forth under the caption “Description of Debt Securities” in the accompanying prospectus, and in the event that any provision described in this Description of the Notes is inconsistent with any description contained in the accompanying prospectus, this Description of the Notes will apply and supersede the description in the accompanying prospectus. We urge you to read the indenture because the indenture, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “—Additional Information.” Certain capitalized terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders of notes will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	will be general unsecured obligations of Hecla;

•

will be effectively subordinated to all existing and future secured Indebtedness of Hecla, including Indebtedness under the Senior Credit Facility, to the extent of the value of the collateral securing such Indebtedness;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of Hecla;

•	will be senior in right of payment to any existing and future subordinated Indebtedness of Hecla;

•	will be structurally subordinated to all of the existing and future liabilities of each of Hecla’s Subsidiaries that do not guarantee the notes;

•	will be unconditionally guaranteed on an unsecured basis by the Guarantors;

•	will mature on February 15, 2028; and

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The Note Guarantees

The notes will be guaranteed by each of Hecla’s Restricted Subsidiaries that is or becomes a borrower or guarantor under the Senior Credit Facility or that guarantees any other Indebtedness of Hecla, which other Indebtedness exceeds $10.0 million in aggregate principal amount.

Each guarantee of the notes:

•	will be a general unsecured obligation of such Guarantor;

•

will be effectively subordinated to all existing and future secured Indebtedness of such Guarantor, including Indebtedness under the Senior Credit Facility, to the extent of the value of the collateral of such Guarantor securing such Indebtedness;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of such Guarantor;

•	will be senior in right of payment to any existing and future subordinated Indebtedness of such Guarantor; and

•	will be structurally subordinated to all of the existing and future liabilities of each of such Guarantor’s Subsidiaries that do not guarantee the notes.

Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to their parent entity, which may also be a non-guarantor Subsidiary. For the year ended December 31, 2019, our non-guarantor Subsidiaries represented 8% of our sales of metals. As of December 31, 2019, our non-guarantor Subsidiaries represented approximately 5% of our total assets and approximately 2% of our total liabilities, including trade payables, deferred tax liabilities and royalty obligations, but excluding intercompany liabilities.

As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes, and if we designate any Restricted Subsidiary as an Unrestricted Subsidiary, in accordance with the indenture, the guarantee of the notes of such Subsidiary will be released.

Principal, Maturity and Interest

Hecla will issue $475.0 million in aggregate principal amount of notes in this offering. Hecla may issue an unlimited amount of additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, they will be issued under a separate CUSIP number. Hecla will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on February 15, 2028.

Interest on the notes will accrue at the rate of 7.250% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2020. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Hecla will make each interest payment to the holders of record of the notes on February 1 or August 1 immediately preceding the applicable interest payment date.

Interest on the notes will accrue from and including the date of original issuance or, if interest has already been paid, from and including the date it was most recently paid through but excluding the next applicable payment date. Interest will be computed by Hecla on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Hecla, Hecla will pay all principal of, premium on, if any, and interest on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless Hecla elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Hecla may change the paying agent or registrar without prior notice to the holders of the notes, and Hecla or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture and in compliance with applicable law. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Hecla will not be required to transfer or exchange any note selected for redemption. Also, Hecla will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

Each of Hecla’s current and future Restricted Subsidiaries that is a borrower or guarantor under the Senior Credit Facility will guarantee the notes on the Issue Date. In addition, each of Hecla’s Restricted Subsidiaries that becomes a borrower or guarantor under the Senior Credit Facility or that guarantees any other Indebtedness of Hecla, which other Indebtedness exceeds $10.0 million aggregate principal amount, will be required to guarantee the notes on an unsecured basis as described under “—Certain Covenants—Additional Note Guarantees.” These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its guarantee of the notes will be limited in a manner intended to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to Our Debt, Including the Notes—Federal and state fraudulent transfer laws may permit a court to void the notes or any of the guarantees, and if that occurs, you may not receive any payments on the notes.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Hecla or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)

the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its guarantee of the notes and the indenture pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	the Net Proceeds of such asset sale or other disposition, consolidation or merger are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1)

in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Hecla or a Restricted Subsidiary of Hecla, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)

in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Hecla or a Restricted Subsidiary of Hecla, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of Hecla as a result of the sale or other disposition;

(3)	if Hecla designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)

if the Guarantor ceases to be a borrower or guarantor under all Credit Facilities and is released or discharged from all obligations thereunder and such Guarantor is released or discharged from its guarantee of any other Indebtedness of Hecla in excess of $10.0 million in aggregate principal amount, including the guarantee that resulted in the obligation of such Guarantor to guarantee the notes; provided that if such Guarantor has incurred any Indebtedness in reliance on its status as a Guarantor under the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” such Guarantor’s obligations under such Indebtedness, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(5)

upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to February 15, 2023, Hecla may on any one or more occasions redeem up to 35% of the original aggregate principal amount of notes issued under the indenture (calculated after giving effect to any issuance of additional notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 107.25% of the principal amount of the notes redeemed, plus accrued and unpaid interest to but excluding the date of redemption (subject to the rights of holders of notes so called for redemption on or after a record date for the payment of interest to receive interest on the relevant interest payment date), with an amount of cash no greater than the cash proceeds (net of underwriting discounts and commissions) of all Equity Offerings by Hecla since the Issue Date; provided that:

(1)

at least 65% (calculated after giving effect to any issuance of additional notes) of the original aggregate principal amount of notes issued under the indenture (excluding notes held by Hecla and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 120 days of the date of the closing of such Equity Offering.

At any time prior to February 15, 2023, Hecla may on any one or more occasions redeem all or a part of the notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium (if any) as of, and accrued and unpaid interest to but excluding the date of redemption, subject to the rights of holders of notes so called for redemption on or after a record date for the payment of interest to receive interest due on the relevant interest payment date.

In addition, under certain circumstances following the completion of a Change of Control Offer as further described below under the caption “—Repurchase at the Option of the Holders—Change of Control,” Hecla may redeem all of the notes that then remain outstanding at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Except as described in the preceding paragraphs, the notes will not be redeemable at Hecla’s option prior to February 15, 2023. Hecla will not, however, be prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, or otherwise, so long as the acquisition does not violate the terms of the indenture.

On or after February 15, 2023, Hecla may on any one or more occasions redeem all or a part of the notes, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes redeemed, to but excluding the applicable date of redemption, if redeemed during the twelve-month period beginning on February 15 of the years indicated below, subject to the rights of holders of notes so called for redemption on or after a record date for the payment of interest to receive interest on the relevant interest payment date:

Year	Percentage
2023	105.438%

2024	103.625%

2025	101.813%

2026 and thereafter	100.000%

Unless Hecla defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date. Hecla may provide in such notice that payment of the redemption price and performance of Hecla’s obligations with respect to such redemption may be performed by another Person.

Mandatory Redemption

Hecla is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, Hecla may be required to offer to purchase notes as described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The indenture will not prohibit Hecla from acquiring the notes, whether pursuant to a tender offer, open market purchase, or otherwise, so long as the acquisition does not violate the terms of the indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Hecla to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Hecla will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased to but excluding the date of purchase, subject to the rights of holders of notes so called for repurchase on or after a record date for the payment of interest to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Hecla will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

On the Change of Control Payment Date, Hecla will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes being purchased by Hecla.

The paying agent will promptly mail or wire transfer to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each tendering holder a new note equal in principal amount to the unpurchased portion (if any) of the note surrendered by such holder. Hecla will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If holders of not less than 90% in aggregate principal amount of the then outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Hecla, or any other Person making a Change of Control Offer in lieu of Hecla as described below, purchases all of the notes validly tendered and not withdrawn by such holders, Hecla will have the right, upon not less than 15 nor more than 30 days’ prior notice, given not more than 15 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest to but excluding the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holders of the notes to require that Hecla repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Hecla will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Hecla and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Change of Control provisions described above may deter certain mergers, tender offers, and other takeover attempts involving Hecla by increasing the capital required to effectuate such transactions. The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Hecla and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of such phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of Hecla and its Subsidiaries take as a whole. Furthermore, the ability of a holder of notes to require Hecla to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Hecla and its Subsidiaries taken as a whole to another Person or group may be uncertain. The provisions in the indenture relating to Hecla’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Hecla’s ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control may constitute a default under the Senior Credit Facility. Future Indebtedness of Hecla and the Guarantors may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their rights to require Hecla to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Hecla. Finally, Hecla’s ability to pay cash to the holders upon a repurchase may be limited by Hecla’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to Our Debt,

Including the Notes—We may be unable to repurchase notes in the event of a change of control as required by the indenture that will govern the notes.” Even if sufficient funds were otherwise available, the terms of the Senior Credit Facility and future Indebtedness may prohibit Hecla’s prepayment of notes before their scheduled maturity. Consequently, if Hecla is not able to prepay the Senior Credit Facility and any such other Indebtedness containing similar restrictions or obtain requisite consents Hecla will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control, resulting in a default under the indenture. A default under the indenture may result in a cross-default under the Senior Credit Facility and Hecla’s other Indebtedness.

Asset Sales

Hecla will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)

Hecla (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)

solely with respect to any Asset Sales of any of the Principal Mine Assets, at least 75% of the consideration received in the Asset Sale by Hecla or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)

any liabilities of Hecla or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee of the notes) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Hecla or such Restricted Subsidiary from or indemnifies Hecla or such Restricted Subsidiary against such liability;

(b)

any securities, notes or other obligations received by Hecla or any such Restricted Subsidiary from such transferee that are converted by Hecla or such Restricted Subsidiary into cash within 120 days after such Asset Sale, to the extent of the cash received in that conversion;

(c)

any Designated Non-cash Consideration received by Hecla or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that has at that time not been converted into cash or a Cash Equivalent, not to exceed the greater of (x) $80.0 million and (y) 4.00% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(d)	any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Hecla (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1)	to repay Indebtedness that is secured by a Lien;

(2)

to repay Obligations under other Indebtedness (other than Disqualified Stock or subordinated Indebtedness), other than Indebtedness owed to Hecla or an Affiliate of Hecla; provided that Hecla shall equally and ratably reduce the Obligations under the notes as provided under “—Optional Redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their notes at 100% of the principal amount thereof, plus accrued but unpaid interest on the amount of the notes that would otherwise be prepaid;

(3)

to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Hecla;

(4)	to make a capital expenditure;

(5)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(6)	any combination of the foregoing;

provided that, in the case of clauses (1), (3), (4) and (5) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Hecla or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of the date thereof; provided that if any commitment is later canceled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds from the later of (i) the date of such cancelation or termination or (ii) the 365th day after the receipt of such Net Proceeds from the applicable Asset Sale.

Pending the final application of any Net Proceeds, Hecla (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, within five business days thereof, Hecla will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that (i) is pari passu with the notes, and (ii) contemporaneously require the purchase, prepayment or redemption of such Indebtedness with the proceeds of sales of assets, to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The Excess Proceeds shall be allocated between the notes and the other pari passu Indebtedness referred to above on a pro rata basis based on the aggregate amount of such Indebtedness then outstanding. The offer price with respect to the notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer and the contemporaneous offer with respect to any other pari passu Indebtedness contemplated above, Hecla may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds allocable to the notes, the trustee will select the notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by Hecla so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). The remainder of the Excess Proceeds allocable to the other pari passu Indebtedness will be repurchased in a similar manner. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Hecla will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the indenture, Hecla will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing Hecla’s other Indebtedness (including the Senior Credit Facility) may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset

Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Hecla to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Hecla. In the event a Change of Control or an Asset Sale occurs at a time when Hecla is prohibited from purchasing notes, Hecla could seek the consent of the lenders of such other Indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Hecla does not obtain a consent or repay those borrowings, Hecla will remain prohibited from purchasing notes under the terms of that Indebtedness.

In that case, Hecla’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under its other Indebtedness. Finally, Hecla’s ability to pay cash to the holders of notes upon a repurchase may be limited by Hecla’s then existing financial resources. See “Risk Factors—Risks Relating to Our Debt, Including the Notes—We may be unable to repurchase notes in the event of a change of control as required by the indenture that will govern the notes.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “Book Entry, Delivery and Form,” by lot or otherwise in accordance with applicable procedures of The Depository Trust Company (“DTC”)) unless otherwise required by law or applicable stock exchange rules.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or, in the case of notes issued in global form, electronic transmission) at least 15 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed (or electronically transmitted to DTC) more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture or as specified in the next paragraph.

Notice of any redemption of, or any offer to purchase, the notes may, at Hecla’s discretion, be given in connection with an Equity Offering, other transaction (or series of related transactions) or an event that constitutes a Change of Control and prior to the completion or the occurrence thereof, and any such redemption or purchase may, at Hecla’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in Hecla’s discretion, the redemption or purchase may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption or purchase date or by the redemption or purchase date as so delayed, or such notice or offer may be rescinded at any time in Hecla’s discretion if in the good faith judgment of Hecla any or all of such conditions will not be satisfied or waived. In addition, Hecla may provide in such notice or offer that payment of the redemption or purchase price and performance of Hecla’s obligations with respect to such redemption or offer to purchase may be performed by another Person. In no event shall the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of the notes eligible under the indenture to be redeemed.

With respect to any certificated notes, if any notes are to be purchased or redeemed in part only, Hecla will issue a new note in a principal amount equal to the unredeemed or unpurchased portion of the original note in the name of the holder thereof upon cancellation of the original note; provided that the new notes will be issued only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Notes called for redemption or purchase become due on the date fixed for redemption or purchase, unless such redemption or purchase is conditioned on the happening of a future event. On and after the purchase date or redemption date, unless Hecla defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions of them called for purchase or redemption, unless such redemption or purchase remains conditioned on the occurrence of a future event.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

If on any date following the date of the indenture:

(1)

the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of Hecla, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization,” as such term is defined in Section (3)(a)(62) of the Exchange Act, selected by Hecla as a replacement agency); and

(2)

no Default or Event of Default shall have occurred and be continuing, then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus supplement will be suspended:

(a)	“—Repurchase at the Option of Holders—Asset Sales”;

(b)	“—Restricted Payments”;

(c)	“—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(d)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(e)	“—Transactions with Affiliates”;

(f)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets”;

(g)	clauses (1)(a) and (2) of the covenant described below under the caption “—Limitation on Sale and Leaseback Transactions”; and

(h)	“—Additional Note Guarantees.”

During any period that the foregoing covenants have been suspended, Hecla’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries” or the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended or for any other failure to comply with any suspended covenants during a period when the covenants were suspended. Notwithstanding the foregoing, the continued existence after any reinstitution of the foregoing covenants of obligations arising from transactions that occurred during the period such covenants were suspended shall not constitute a breach of any covenant set forth in the indenture or cause an Event of Default thereunder.

There can be no assurance that the notes will ever achieve an investment grade rating (or any other specified rating) or that any such rating will be maintained.

Restricted Payments

Hecla will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution on account of Hecla’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Hecla or any of its Restricted Subsidiaries) or to the direct or indirect holders of Hecla’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Hecla and other than dividends or distributions payable to Hecla or a Restricted Subsidiary of Hecla);

(2)

purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Hecla) any Equity Interests of Hecla or any Person owning more than 50% of the outstanding Equity Interests in Hecla;

(3)

make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Hecla or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Hecla and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)

Hecla would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Hecla and its Restricted Subsidiaries since April 12, 2013 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)

50% of the Consolidated Net Income of Hecla for the period (taken as one accounting period) from April 1, 2013 to the end of Hecla’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)

100% of the aggregate net cash proceeds and the Fair Market Value, as determined in good faith by the Board of Directors of Hecla, of property and marketable securities received by Hecla since April 12, 2013 as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of Hecla or from the issue or sale of convertible or exchangeable Disqualified Stock of Hecla or convertible or exchangeable debt securities of Hecla, in each case that have been converted into or exchanged for Qualifying Equity Interests of Hecla (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Hecla); plus

(3)

to the extent that any Restricted Investment that was made after April 12, 2013 is (a) sold or otherwise cancelled, liquidated or repaid, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of Hecla that is a Guarantor, the initial amount of such Restricted Investment (or, if less, the amount of cash or the fair market value, as determined in good faith by the Board of Directors, of property and marketable securities, in each case received upon repayment or sale); plus

(4)

to the extent that any Unrestricted Subsidiary of Hecla designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after April 12, 2013, the lesser of (i) the Fair Market Value of Hecla’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(5)

100% of any dividends received in cash and the Fair Market Value, as determined in good faith by the Board of Directors, of property and marketable securities received by Hecla or a Restricted Subsidiary of Hecla that is a Guarantor after April 12, 2013 from an Unrestricted Subsidiary of Hecla, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Hecla for such period.

As of December 31, 2019, the amount available for Restricted Payments pursuant to this clause (c) was approximately $125.5 million.

The preceding provisions will not prohibit:

(1)

the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)

the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Hecla) of, Equity Interests of Hecla (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Hecla; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture;

(3)

the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Hecla to the holders of its Equity Interests on a pro rata basis;

(4)

the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Hecla or any Guarantor that is contractually subordinated to the notes or to any guarantee of the notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)

so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Hecla or any Restricted Subsidiary of Hecla held by any current or former officer, director, employee or consultant of Hecla or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan, shareholders’ agreement or any other management or employee benefit plan or agreement or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $15.0 million in any twelve-month period (with unused amounts in any twelve-month period being carried over to the succeeding twenty-four month period); provided further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(a)

the cash proceeds from the sale of Qualifying Equity Interests of Hecla and, to the extent contributed to Hecla as common equity capital, the cash proceeds from the sale of Qualifying Equity Interests of any of Hecla’s direct or indirect parent companies, in each case to members of management, directors or consultants of Hecla, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the date of the indenture to the extent the cash proceeds from the sale of Qualifying Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (c) of the preceding paragraph or clause (2) of this paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by Hecla or its Restricted Subsidiaries after the date of the indenture; and

in addition, cancellation of Indebtedness owing to Hecla from any current or former officer, director or employee (or any permitted transferees thereof) of Hecla or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of Hecla from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture;

(6)

the repurchase, acquisition or retirement for value of Equity Interests (a) deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants, or (b) in connection with the withholding of a portion of the Equity Interests granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(7)

so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Hecla or any preferred stock of any Restricted Subsidiary of Hecla issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)

payments of cash, dividends, distributions, advances or other Restricted Payments by Hecla or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any Person (including in a merger, consolidation, amalgamation or similar transaction) and payments of cash to dissenting shareholders in connection with a merger, consolidation, amalgamation, transfer of assets;

(9)

the repurchase, redemption or other acquisition or retirement for value of any Indebtedness that is contractually subordinated to the notes or to any Note Guarantee (a) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control pursuant to provisions similar to those described under the caption “—Repurchase at the Option of Holders—Change of Control” or (b) at a purchase price not greater than 100% of the principal amount of such Indebtedness pursuant to provisions similar to those described under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided that all notes tendered by holders of the notes in connection with the related Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10)

the making by Hecla of regular quarterly and/or annual dividend payments in respect of its outstanding Series B Cumulative Convertible Preferred Stock, par value $0.25 per share, which are payable pursuant to the terms of such preferred stock;

(11)	(a) the making by Hecla of quarterly and/or annual dividend payments in respect of its outstanding common stock or, (b) so long as no Default or Event of Default has occurred and is continuing, the purchase of Equity Interests of Hecla, together, in an aggregate amount not to exceed $55.0 million in any fiscal year (with unused amounts in any fiscal year carried over to the immediately succeeding fiscal year); and

(12)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $75.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Hecla or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Hecla whose resolution with respect thereto will be delivered to the trustee.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria or more than one of the exceptions described in clauses (1) through (12) above or is entitled to be made according to the first paragraph of this covenant, Hecla may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

Hecla will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Hecla will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Hecla may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Hecla’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)

the incurrence by Hecla and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum amount drawable thereunder) not to exceed, as of any date of incurrence, $250.0 million;

(2)	the incurrence by Hecla and its Restricted Subsidiaries of the Existing Indebtedness;

(3)

the incurrence by Hecla and the Guarantors of Indebtedness represented by the notes and the related guarantees of the notes to be issued on the date of the indenture or thereafter as provided in the indenture;

(4)

the incurrence by Hecla or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations (other than Deemed Capitalized Leases), mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Hecla or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed, as of any date of incurrence, the greater of (x) $85.0 million and (y) 4.25% of Consolidated Net Tangible Assets as of such date of incurrence;

(5)

the incurrence by Hecla or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (21) of this paragraph;

(6)	the incurrence by Hecla or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Hecla and any of its Restricted Subsidiaries; provided, however, that:

(a)

if Hecla or any Guarantor is the obligor on such Indebtedness and the payee is not Hecla or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Hecla, or the Note Guarantee, in the case of a Guarantor; and

(b)

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Hecla or a Restricted Subsidiary of Hecla and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Hecla or a Restricted Subsidiary of Hecla, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Hecla or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Hecla’s Restricted Subsidiaries to Hecla or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Hecla or a Restricted Subsidiary of Hecla; and

(b)

any sale or other transfer of any such preferred stock to a Person that is not either Hecla or a Restricted Subsidiary of Hecla, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Hecla or any of its Restricted Subsidiaries of Indebtedness consisting of Hedging Obligations or Treasury Management Arrangements in the ordinary course of business;

(9)

the guarantee by Hecla or any of the Guarantors of Indebtedness of Hecla or a Restricted Subsidiary of Hecla to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)

the incurrence by Hecla or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, performance, bid, surety, appeal, remediation and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(11)

the incurrence by Hecla or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)

Indebtedness of any Person incurred and outstanding on or prior to the date on which such Person became a Restricted Subsidiary of Hecla or was acquired by, or merged into or arranged or consolidated with, Hecla or any of its Restricted Subsidiaries (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of or was otherwise acquired by Hecla); provided, however, that on the date that such Person became a Restricted Subsidiary or was otherwise acquired by Hecla, either: (a) Hecla would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (12); or (b) the Fixed Charge Coverage Ratio of Hecla and its Restricted Subsidiaries would have been greater than such ratio immediately prior to such acquisition, merger, arrangement or consolidation, in each case after giving effect to the incurrence of such Indebtedness pursuant to this clause (12);

(13)

Indebtedness consisting of unpaid insurance premiums owed to any Person providing property, casualty, liability or other insurance to Hecla or any Restricted Subsidiary in any fiscal year, pursuant to reimbursement or indemnification obligations to such Person; provided that such Indebtedness is incurred only to defer the cost of such unpaid insurance premiums for such fiscal year and is outstanding only during such fiscal year;

(14)

Indebtedness of Hecla, to the extent the net proceeds thereof are substantially concurrently (a) used to purchase notes tendered in connection with a Change of Control Offer or (b) deposited to defease the notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(15)

Indebtedness arising from agreements of Hecla or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock of a Subsidiary for the purpose of financing such acquisition;

(16)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(17)

Indebtedness owed to a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, Canada or Mexico in connection with the settlement or other resolution of any claim or dispute which may arise from time to time with any such agency;

(18)	Indebtedness related to surety bonds or cash collateral posted by Hecla or any of its Restricted Subsidiaries from time to time in order to secure reclamation obligations;

(19)	Indebtedness of Hecla or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(20)	Indebtedness representing deferred compensation to employees of Hecla or any of its Restricted Subsidiaries in the ordinary course of business; and

(21)

the incurrence by Hecla or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (21), not to exceed, as of any date of incurrence, the greater of (x) $110.0 million and (y) 5.5% of Consolidated Net Tangible Assets as of such date of incurrence.

Hecla will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Hecla or such Guarantor unless such Indebtedness will be contractually subordinated in right of payment to the notes and the applicable Note Guarantee to at least the same extent as such other Indebtedness; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Hecla solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of

Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Hecla will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the indenture will initially be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Hecla as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Hecla or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	with respect to contingent obligations, the maximum liability upon the occurrences of the contingency giving rise to the obligations;

(3)	with respect to Hedging Obligations, the net amount payable, if any, by such Persons of such Hedging Obligations terminated at that time due to default by such Persons;

(4)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(5)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Hecla will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless contemporaneously therewith:

(1)

in the case of any Lien securing an obligation that ranks pari passu with the notes or a guarantee of the notes, effective provision is made to secure the notes or such note guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same assets of Hecla or such Restricted Subsidiary, as the case may be; and

(2)

in the case of any Lien securing Indebtedness subordinated in right of payment to the notes or a note guarantee, effective provision is made to secure the notes or such note guarantee, as the case may be, with a Lien on the same assets of Hecla or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such subordinated Indebtedness.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Hecla will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)

pay dividends or make any other distributions on its Capital Stock to Hecla or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Hecla or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)

make loans or advances to Hecla or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to Hecla or any Restricted Subsidiary to other Indebtedness incurred by Hecla or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)

sell, lease or transfer any of its properties or assets to Hecla or any of its Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture (including the Senior Credit Facility) and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings, in the good faith judgment of Hecla, (x) are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture and (y) will not materially affect Hecla’s ability to make anticipated principal and interest payments on the notes when due;

(2)	the indenture, the notes and the Note Guarantees;

(3)

agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that in the good faith judgment of Hecla, such encumbrances and restrictions will not materially affect Hecla’s ability to make anticipated principal and interest payments on the notes when due;

(4)	applicable law, rule, regulation or order;

(5)

any instrument governing Indebtedness or Capital Stock of a Person acquired by Hecla or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)

non-assignment provisions in leases, subleases, licenses and other contracts entered into in the ordinary course of business, including, without limitation, any encumbrance or restriction (a) that restricts the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of such lease, license or other contract; and (b) pursuant to provisions restricting the dispositions of real property interests set forth in any reciprocal easement agreements of Hecla or any Restricted Subsidiary;

(7)

purchase money obligations for property acquired in the ordinary course of business and Attributable Debt or Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)

any agreement for the sale or other disposition of all or a portion of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)

Permitted Refinancing Indebtedness; provided that, in the good faith judgment of Hecla, the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)

Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens, including any Permitted Lien;

(11)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Hecla will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Hecla is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Hecla and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)

either: (a) Hecla is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Hecla) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia, Canada or any province of Canada; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)

the Person formed by or surviving any such consolidation or merger (if other than Hecla) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Hecla under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)

Hecla or the Person formed by or surviving any such consolidation or merger (if other than Hecla), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for Hecla for such four-quarter period; and

(5)	Hecla has delivered to the trustee an Officer’s Certificate and an opinion of counsel, each stating that any such event complies with the foregoing.

In addition, Hecla will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of Hecla’s properties or assets.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Hecla and any one or more of its Restricted Subsidiaries or between or among any one or more of Hecla’s Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of Hecla with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating Hecla in another jurisdiction or creating a holding company for Hecla and its Restricted Subsidiaries.

Transactions with Affiliates

Hecla will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Hecla (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1)

the Affiliate Transaction is on terms, taken as a whole, that are no less favorable to Hecla or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Hecla or such Restricted Subsidiary with an unrelated Person; and

(2)	Hecla delivers to the trustee:

(a)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the Board of Directors of Hecla set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Hecla; and

(b)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to Hecla or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing designated by Hecla.

The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)

any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Hecla or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto and the issuance of Equity Interests of Hecla (other than Disqualified Stock) to directors and employees pursuant to stock option or stock ownership plans;

(2)	transactions between or among Hecla and/or its Restricted Subsidiaries;

(3)

transactions with a Person (other than an Unrestricted Subsidiary of Hecla) that is an Affiliate of Hecla solely because Hecla owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)

payment or advancement of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Hecla or any of its Restricted Subsidiaries;

(5)	loans or advances to employees in the ordinary course of business not to exceed $10.0 million in the aggregate at any one time outstanding;

(6)	any issuance of Equity Interests (other than Disqualified Stock) of Hecla to Affiliates of Hecla and the granting of registration and other customary rights in connection therewith;

(7)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” and Permitted Investments;

(8)

any agreement as in effect as of the Issue Date, as any such agreement may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the holders of notes in any material respect than the terms of the agreements in effect on the Issue Date;

(9)

any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or amalgamated, arranged or consolidated with Hecla or any of its Restricted Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation and any amendment thereto (so long as any such amendment is not more disadvantageous to the holders of notes in any material respect than the applicable agreement as in effect on the date of such acquisition, merger, amalgamation, arrangement or consolidation);

(10)

transactions between Hecla or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of Hecla or any of its Restricted Subsidiaries; provided that such director abstains from voting as a director of Hecla or such Restricted Subsidiary, as the case may be, on any matter involving such other Person;

(11)

any transaction or series of related transactions for which Hecla or any of its Restricted Subsidiaries delivers to the trustee an opinion as to the fairness to Hecla or the applicable Restricted Subsidiary of such transaction or series of related transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national recognized standing;

(12)	any contribution to the common equity capital of Hecla;

(13)	the pledge of Equity Interests of any Unrestricted Subsidiary;

(14)

the entering into of any tax sharing, allocation or similar agreement and any payments by Hecla (or any direct or indirect parent of Hecla) or any of the Restricted Subsidiaries pursuant to any tax sharing, allocation or similar agreement;

(15)	any transaction or series of related transactions between or among Hecla and any of its subsidiaries implemented in connection with any corporate restructuring;

(16)

payments to or from, and transactions with, any joint venture in the ordinary course of business; provided that such arrangements are on terms no less favorable to Hecla and its Subsidiaries, on the one hand, than to the relevant joint venture partner and its Affiliates, on the other hand, taking into account all related agreements and transactions entered into by Hecla and its Subsidiaries, on the one hand, and the relevant joint venture partner and its Affiliates, on the other hand (as determined in good faith by the Board of Directors of Hecla); and

(17)

the existence of, or the performance by Hecla or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement, partnership agreement or limited liability company members agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the indenture and any similar agreements which it may enter into thereafter, in each case subject to compliance with the other provisions of the indenture; provided, however, that the existence, or the performance by Hecla or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture shall only be permitted by this clause (17) to the extent that the terms (taken as a whole) of any such amendment or new agreement are not otherwise materially disadvantageous to the holders of the notes, as determined in good faith by the Board of Directors or senior management of Hecla or such Restricted Subsidiary.

Business Activities

Hecla will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Hecla and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

Hecla will cause each of its Restricted Subsidiaries that is not a Guarantor and that becomes a borrower or guarantor under the Senior Credit Facility or that guarantees, on the Issue Date or any time thereafter, any other Indebtedness of Hecla, which other Indebtedness exceeds $10.0 million in aggregate principal amount, to become a Guarantor by executing a supplemental indenture and delivering an opinion of counsel satisfactory to the trustee within 20 business days thereafter.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Hecla may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Hecla and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available either for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Hecla in its sole discretion. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Hecla may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Hecla as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments” or was a Permitted Investment under one or more of the clauses of Permitted Investments. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Hecla as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Hecla will be in default of such covenant. The Board of Directors of Hecla may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Hecla; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Hecla of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions

Hecla will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Hecla or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)

Hecla or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”; and

(2)

the transfer of assets in that sale and leaseback transaction is permitted by, and Hecla applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Payments for Consent

Hecla will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless consideration determined and paid on the same basis is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Hecla will furnish to the trustee and to the holders of notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations (and, during any period in which Hecla is not required to file reports with the SEC, within the time periods specified in the SEC’s rules and regulations for a “non-accelerated filer”):

(1)

all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Hecla were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Hecla’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Hecla were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, provided that if Hecla is not required to file such reports with the SEC, (i) such quarterly and annual reports need only include information to the extent similar information is included in this prospectus supplement and (ii) such current reports need only be prepared or delivered if Hecla determines in good faith that the information to be reported is material to the holders of the notes or the business, operations, assets, liabilities or financial position of Hecla and its Restricted Subsidiaries, taken as a whole. If Hecla is not required to file such reports with the SEC, it will post such reports on its website. Whether Hecla files such reports with the SEC or posts its reports on its website, the public posting of such reports shall satisfy any requirement hereunder to deliver such reports to holders of the notes. The terms of the indenture shall not impose any duty on Hecla under the Sarbanes-Oxley Act of 2002 and the related SEC rules that would not otherwise be applicable to it.

If Hecla has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Hecla and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Hecla.

In addition, Hecla and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 consecutive days in the payment when due of interest on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Hecla or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)

failure by Hecla or any of its Restricted Subsidiaries for 30 days after notice to Hecla by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants— Restricted Payments,” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5)

failure by Hecla or any of its Restricted Subsidiaries for 60 days after notice to Hecla by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(6)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Hecla or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Hecla or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)

is caused by a failure to pay principal of, premium on, if any, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(7)

failure by Hecla or any Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of Hecla and its Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts covered by insurance policies issued by a reputable and creditworthy insurance company that is not contesting liability for such amounts), which final non-appealable judgments are not paid, discharged or stayed, for a period of 60 days after such judgment becomes final, and in the event such judgment is covered in full by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8)

except as permitted by the indenture, any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of Hecla and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is held in any final, non-appealable judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of Hecla and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)

certain events of bankruptcy or insolvency described in the indenture with respect to Hecla or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Hecla, any Restricted Subsidiary of Hecla that is a Significant Subsidiary or any group of Restricted Subsidiaries of Hecla that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, or interest on, the notes.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal of, premium on, if any, or interest on, the notes when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing

Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the notes.

Hecla is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Hecla is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Hecla or any Guarantor will have any liability for any obligations of Hecla or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Hecla may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)

the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, or interest on, such notes when such payments are due from the trust referred to below;

(2)

Hecla’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and Hecla’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Hecla may, at its option and at any time, elect to have the obligations of Hecla and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

Hecla must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Hecla must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)

in the case of Legal Defeasance, Hecla must deliver to the trustee an opinion of U.S. tax counsel reasonably acceptable to the trustee confirming that (a) Hecla has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Beneficial Owners of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, Hecla must deliver to the trustee an opinion of U.S. tax counsel reasonably acceptable to the trustee confirming that the Beneficial Owners of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture, the notes, the note guarantees and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Hecla or any of the Guarantors is a party or by which Hecla or any of the Guarantors is bound;

(6)

Hecla must deliver to the trustee an Officer’s Certificate stating that the deposit was not made by Hecla with the intent of preferring the holders of notes over the other creditors of Hecla with the intent of defeating, hindering, delaying or defrauding any creditors of Hecla or others; and

(7)

Hecla must deliver to the trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)

reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (except those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)

waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)

make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, or interest on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Hecla, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)

to provide for the assumption of Hecla’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Hecla’s or such Guarantor’s assets, as applicable;

(3)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any holder;

(4)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(5)

to conform the text of the indenture, the notes, or the note guarantees to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture, the notes, or the note guarantees, which intent may be evidenced by an Officer’s Certificate to that effect;

(6)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(7)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes; or

(8)

to make any other change that does not adversely affect the rights of any holder of the notes. The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent of the holders of notes approves the substance of the proposed amendment. After an amendment to the indenture becomes effective, Hecla will be required to provide to the holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)

all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Hecla, have been delivered to the trustee for cancellation; or

(b)

all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Hecla or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, and interest on, the notes to the date of maturity or redemption;

(2)

in respect of clause (1)(b) above, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Hecla or any Guarantor is a party or by which Hecla or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	Hecla or any Guarantor has paid or caused to be paid all other sums payable by it under the indenture; and

(4)	Hecla has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Hecla must deliver an Officer’s Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. Hecla has also appointed The Bank of New York Mellon Trust Company, N.A. as the Registrar and Paying Agent with regard to the notes. If the trustee becomes a creditor of Hecla or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign. The trustee shall have such rights, duties, privileges and protections as are set forth in the Indenture.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture will provide that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, Attention: Corporate Secretary.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“2021 Notes” means $506.5 million aggregate principal amount of 6.875% Senior Notes due 2021.

“Acquired Debt” means, with respect to any specified Person:

(1)

Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time of such asset’s acquisition.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person (other than a Person eligible to report such ownership on Schedule 13G under the Exchange Act) will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)

the present value at such redemption date of (i) the redemption price of the note at February 15, 2023 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through February 15, 2023 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

The Applicable Premium shall be calculated by Hecla.

“Asset Sale” means:

(1)

the sale, lease, conveyance or other disposition of any assets or rights by Hecla or any of Hecla’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Hecla and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of Hecla’s Restricted Subsidiaries or the sale by Hecla or any of Hecla’s Restricted Subsidiaries of Equity Interests in any of Hecla’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million;

(2)	a transfer of assets between or among Hecla and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Hecla to Hecla or to a Restricted Subsidiary of Hecla;

(4)

the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business (including sales under forward contracts) and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Hecla, no longer economically practicable to maintain or useful in the conduct of the business of Hecla and its Restricted Subsidiaries taken as whole);

(5)

the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of Hecla and its Restricted Subsidiaries;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Liens”;

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)

any exchange of assets for assets (including a combination of assets (which assets may include Capital Stock or any securities convertible into, or exercisable or exchangeable for, Capital Stock, but which assets may not include any Indebtedness) and Cash Equivalents) related to a Permitted Business of comparable or greater market value or usefulness to the business of Hecla and its Restricted Subsidiaries, taken as a whole, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $15.0 million shall be evidenced by an Officer’s Certificate and (b) $30.0 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of Hecla; provided that Hecla shall apply any cash or Cash Equivalents received in any such exchange of assets as described in the second paragraph under “—Repurchase at the Option of Holders—Asset Sales”;

(11)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12)	the issuance by a Restricted Subsidiary of preferred stock that is permitted by the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13)	any sale of Capital Stock or Indebtedness or other securities of an Unrestricted Subsidiary;

(14)	sales of assets received by Hecla or any Restricted Subsidiary upon foreclosures on a Lien;

(15)	the unwinding of any Hedging Obligations (including sales under forward contracts);

(16)

any dispositions to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements;

(17)	the lease or sublease of office space;

(18)	the abandonment, farm-out, lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(19)

with respect to dispositions of precious metals pursuant to a royalty or precious metals streaming agreement or similar transaction, payments made to Hecla or a Restricted Subsidiary directly in respect of minerals or mineral credits delivered to the counterparty of such agreement pursuant to the terms of such agreement (excluding any front-end payments or deposits payable thereunder); and

(20)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)

with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or if such limited liability company is manager-managed, the managers thereof or any committee of Persons constituting the manager thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid or terminated by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)

United States dollars, Canadian dollars and Mexican pesos or such other local currencies held by Hecla and its Subsidiaries, or in a demand deposit account in the name of Hecla or any Subsidiary, from time to time in the ordinary course of business;

(2)

securities issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality of the United States or Canadian government (provided that the full faith and credit of the United States or Canada, as the case may be, is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)

certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition and bankers’ acceptances with maturities not exceeding six months, in each case, with any lender party to the Senior Credit Facility or with any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or better by either S&P or Moody’s, or carrying the equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments generally, and having combined capital and surplus in excess of $500.0 million (or its foreign currency equivalent); provided that Cash Equivalents may include certificates of deposit and eurodollar time deposits at a commercial bank that does not meet the ratings or capital requirements set forth above, in an aggregate amount at any time outstanding, not to exceed, as of any date of calculation, $1.0 million;

(4)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)

commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or carrying the equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments and, in each case, maturing within one year after the date of acquisition; and

(6)	money market funds, the investment policies of which require at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)

the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Hecla and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of Hecla;

(3)

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Hecla, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of Hecla are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture.

“Change of Control Payment” has the meaning assigned to that term in the indenture.

“Change of Control Payment Date” has the meaning assigned to that term in the indenture.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)

provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)

any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(4)

depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(5)	all unusual or non-recurring charges or expenses and all restructuring charges; minus

(6)

any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; plus

(8)	losses (and minus gains) on Asset Sales, disposals or abandonments; plus

(9)

all costs incurred in connection with (a) the offering of the notes and (b) the tender offer for, or the redemption and defeasance of, the 2021 Notes and the satisfaction and discharge of the indenture governing the 2021 Notes; plus

(10)

any expenses or charges (other than depreciation, amortization or depletion expense) related to any Equity Offering, Permitted Investment, merger, amalgamation, consolidation, arrangement, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful); plus

(11)	losses from discontinued operations,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (and loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)

all extraordinary gains and losses and all gains and losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain or loss, will be excluded;

(2)

the net income (and loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)

solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Restricted Payments,” the net income (and loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to Hecla or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded;

(6)	any amortization of deferred charges resulting from the application of Accounting Standards Codification 470-20—Debt With Conversion and Other Options will be excluded;

(7)

any impairment charge or asset write-off, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case pursuant to GAAP, will be excluded;

(8)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, director or employees will be excluded;

(9)

any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Obligations (other than Hedging Obligations associated with Hecla’s concentrate shipments) or other derivative instruments will be excluded; and

(10)

the effects of adjustments in the inventory, property and equipment, software, goodwill, other intangible assets and in process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition after the date of the indenture or the amortization or write-off of any amounts thereof, net of taxes, will be excluded, as will impairment charges whether or not derived therefrom.

“Consolidated Net Tangible Assets” means, as of any date, the total consolidated assets of Hecla and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Hecla that is available internally, minus all current liabilities of Hecla and its Restricted Subsidiaries reflected on such consolidated balance sheet and minus total goodwill and other intangible assets of Hecla and its Restricted Subsidiaries reflected on such consolidated balance sheet, all calculated on a consolidated basis in accordance with GAAP; provided that, for purposes of calculating “Consolidated Net Tangible Assets” for purposes of testing the covenants under the indenture in connection with any transaction, the total consolidated assets, current liabilities, total goodwill and other intangible assets of Hecla and its Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination, including any such transactions occurring on the date of determination.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Hecla who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)

was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Senior Credit Facility) or other financing arrangements (including, without limitation, commercial paper facilities, indentures or debt security or note issuances), in each case, with banks, investment banks, insurance companies, mutual funds or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, other borrowings, debt securities or note issuances, in each case, as amended, restated, exchanged, extended, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Deemed Capitalized Leases” means obligations of Hecla or any Restricted Subsidiary of Hecla that are classified as “capital lease obligations” under GAAP due to the application of ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute a Capital Lease Obligation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Hecla or any of its Restricted Subsidiaries in connection with an Asset Sale that is designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Hecla to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Hecla may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Hecla and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends, expenses and indemnification obligations.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock prior to its conversion or exchange).

“Equity Offering” means a public or private sale for cash either (1) of Equity Interests of Hecla by Hecla (other than Disqualified Stock and other than to a Subsidiary of Hecla) or (2) of Equity Interests of a direct or indirect parent entity of Hecla (other than to Hecla or a Subsidiary of Hecla) to the extent that the net proceeds therefrom are contributed to the common equity capital of Hecla.

“Existing Indebtedness” means all Indebtedness of Hecla and its Subsidiaries (other than the Senior Credit Facility and Indebtedness described in clauses (3), (4), (6), (7), (8), (9), (10), (11), (12) or (13) of the definition of “Permitted Debt”) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. Fair Market Value shall be conclusively determined in good faith by (i) Hecla’s Board of Directors and set forth in a resolution of Hecla’s Board of Directors or (ii) if an Officer of Hecla determines in good faith that the Fair Market Value is less than $50.0 million, an Officer of Hecla and set forth in an Officer’s Certificate.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (determined in accordance with Regulation S-X under the Securities Act, but including any Pro Forma Cost Savings) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)

acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act, but including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2)

the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)

the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)

if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (other than any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (but excluding any interest expense attributable to Deemed Capitalized Leases), imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)

any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)

the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Hecla (other than Disqualified Stock) or to Hecla or a Restricted Subsidiary of Hecla, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(5)

any amortization of deferred charges resulting from the application of Accounting Standards Codification 470-20—Debt With Conversion and Other Options that may be settled in cash upon conversion (including partial cash settlement).

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)

obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of Hecla that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	commodity futures or forward contracts, commodity swaps and commodity options;

(3)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(4)

other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices or availability (including both physical and financial settlement transactions).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any net obligation under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, but excluding Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. Notwithstanding the foregoing, money borrowed and set aside at the time of the incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness”; provided that such money is held to secure the payment of such interest.

In addition, “Indebtedness” of Hecla and its Restricted Subsidiaries shall include (without duplication) Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of Hecla and its Restricted Subsidiaries if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Subsidiary of Hecla (a “Joint Venture”);

(2)	Hecla or any of its Restricted Subsidiaries is a general partner of the Joint Venture (a “General Partner”); and

(3)

there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of Hecla or any of its Restricted Subsidiaries; and then such Indebtedness shall be included in an amount not to exceed:

(a)

the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of Hecla or any of its Restricted Subsidiaries; or

(b)

if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to Hecla or any of its Restricted Subsidiaries, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and any advance payments made to vendors of goods or services used in the ordinary course of business that are made prior to the delivery of the applicable good or service), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Hecla or any Restricted Subsidiary of Hecla sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Hecla such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Hecla, Hecla will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Hecla’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Hecla or any Restricted Subsidiary of Hecla of a Person that holds an Investment in a third Person will be deemed to be an Investment by Hecla or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means February 19, 2020.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Hecla or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any royalty payments or other future stream of payments relating to precious metals), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established by Hecla or such Restricted Subsidiary in good faith.

“Non-Recourse Debt” means Indebtedness:

(1)

as to which neither Hecla nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)

as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Hecla or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of Hecla’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of Hecla, except that with respect to any annual compliance certificate delivered pursuant to the indenture such term means only the Chief Executive Officer, the Chief Financial Officer or the Chief Accounting Officer of Hecla.

“Officer’s Certificate” means a certificate signed by an Officer of Hecla.

“Permitted Business” means:

(1)	the acquisition, exploration, development, operation and disposition of mining and precious or base metal processing properties and assets;

(2)	any of the businesses in which Hecla and its Restricted Subsidiaries are engaged on the date of the indenture; and

(3)	any other business that is the same as, or reasonably related, ancillary or complementary to, the businesses described in clauses (1) and (2) above.

“Permitted Business Investments” means Investments made in (A) the ordinary course of, or of a nature that are customary in, the mining business as a means of exploiting, exploring for, acquiring, developing, processing, gathering, producing, transporting or marketing gold, silver or other precious or base metals and metal by-products used, useful or created in the mining business, including through agreements, acquisitions, transactions, interests or arrangements which permit one to share (or have the effect of sharing) risks or costs, comply with regulatory requirements regarding ownership or satisfy other customary objectives in the mining business, and in any event including, without limitation, Investments made in connection with or in the form of (i) direct or indirect ownership interests in mining properties, gathering or upgrading systems or facilities and (ii) operating agreements, development agreements, area of mutual interest agreements, pooling agreements, service contracts, joint venture agreements, partnership or limited liability company agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto; and (B) Persons engaged in a Permitted Business.

“Permitted Investments” means:

(1)	any Investment in Hecla or in a Restricted Subsidiary of Hecla;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Hecla or any Restricted Subsidiary of Hecla in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Hecla; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Hecla or a Restricted Subsidiary of Hecla;

(4)

any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for, or from the net proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of Hecla;

(6)

any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Hecla or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	repurchases of the notes;

(9)

(i) any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that if such Indebtedness can only be incurred by Hecla or the Guarantors, then such guarantees are only permitted by this clause to the extent made by Hecla or a Guarantor, and (ii) performance guarantees with respect to obligations incurred by Hecla or any of its Restricted Subsidiaries that are permitted by the indenture;

(10)

any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(11)

Investments acquired after the date of the indenture as a result of the acquisition by Hecla or any Restricted Subsidiary of Hecla of another Person, including by way of a merger, amalgamation or consolidation with or into Hecla or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(12)

Permitted Business Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed, as of the date any such Investment is made, the greater of (x) $325.0 million and (y) 16.25% of Consolidated Net Tangible Assets as of the date of such Investment;

(13)

Guarantees by Hecla or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(14)	receivables owing to Hecla or any Restricted Subsidiary and prepaid expenses created or acquired in the ordinary course of business;

(15)	Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(16)	Investments in escrow or trust funds in the ordinary course of business;

(17)	Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(18)

other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed, as of the date of such Investment, the greater of (x) $110.0 million and (y) 5.5% of Consolidated Net Tangible Assets as of the date of such Investment.

“Permitted Liens” means:

(1)

Liens on assets of Hecla or any of its Restricted Subsidiaries securing the Indebtedness permitted to be incurred under clause (1) of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)	Liens on assets of Hecla or any of its Restricted Subsidiaries securing Indebtedness consisting of Hedging Obligations or Treasury Management Arrangements;

(3)	Liens in favor of Hecla or its Restricted Subsidiaries;

(4)

Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Hecla or is merged with or into or consolidated with Hecla or any Restricted Subsidiary of Hecla; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted

Subsidiary of Hecla or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Hecla or is merged with or into or consolidated with Hecla or any Restricted Subsidiary of Hecla;

(5)

Liens on property (including Capital Stock) existing at the time of acquisition of the property by Hecla or any Subsidiary of Hecla; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(6)

Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, performance bonds, or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(7)

Liens to secure Indebtedness represented by Capital Lease Obligations (other than Deemed Capitalized Leases), mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Hecla or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any such Indebtedness, when taken together with all other Indebtedness secured pursuant to this clause (7), not to exceed, as of any date of incurrence, the greater of (x) $85.0 million and (y) 4.25% of Consolidated Net Tangible Assets as of such date of incurrence; provided that such Liens apply only to the assets acquired with or financed by such Indebtedness;

(8)	Liens existing on the date of the indenture (other than Liens permitted under clause (1));

(9)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11)

survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair the use of said properties in the operation of the business of such Person;

(12)	Liens created for the benefit of (or to secure) the notes (or the related Note Guarantees);

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)

the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b)

the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(15)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(16)

bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings;

(17)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(18)

Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade-related letters of credit permitted under the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19)	grants of intellectual property licenses (including software and other technology licenses) in the ordinary course of business;

(20)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(21)

Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(22)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(23)

with respect to any lease or sublease entered into by Hecla or any Restricted Subsidiary in the ordinary course of business as a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created or assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(24)	Liens incurred in connection with surety bonds or cash collateral posted by Hecla or any of its Restricted Subsidiaries from time to time in order to secure reclamation obligations;

(25)	all reservations in the original grant of mineral rights in any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title;

(26)

Liens on the assets of any Restricted Subsidiary of Hecla that is not a Guarantor and which secure Indebtedness or other obligations of such Restricted Subsidiary (or of another Restricted Subsidiary that is not a Guarantor) that are permitted to be incurred under the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(27)

other Liens with respect to obligations in an aggregate principal amount at any time outstanding, when taken together with all other Indebtedness secured pursuant to this clause (27), not to exceed, as of any date of incurrence, the greater of (x) $110.0 million and (y) 5.5% of Consolidated Net Tangible Assets as of such date of incurrence.

Liens to secure Credit Facilities will be deemed to have been incurred in reliance on clause (1) of this definition of “Permitted Liens.”

“Permitted Refinancing Indebtedness” means any Indebtedness of Hecla or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Hecla or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)

the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)

such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

(3)

if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)

such Indebtedness is incurred either by Hecla or by the Restricted Subsidiary of Hecla that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors or guarantors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Mine Assets” means the Lucky Friday mine located in Mullan, Idaho, the Greens Creek mine located in Admiralty Island, Alaska and the Casa Berardi mine located in Quebec, Canada, in each case, as described elsewhere in this prospectus supplement.

“Pro Forma Cost Savings” means, with respect to any four-quarter period, the reduction in net costs and expenses that:

(1)

Hecla determines in good faith were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date;

(2)

were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(3)

relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that Hecla reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action.

“Qualifying Equity Interests” means Equity Interests of Hecla other than (1) Disqualified Stock and (2) Equity Interests sold in an Equity Offering prior to the third anniversary of the date of the indenture that are eligible to be used to support an optional redemption of notes pursuant to the “Optional Redemption” provisions of the indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Credit Facility” means that certain Fifth Amended and Restated Credit Agreement, dated as of July 16, 2018 (as amended, supplemented, amended and restated or otherwise modified from time to time) by and among Hecla, as parent and as a guarantor, The Bank of Nova Scotia, as Administrative Agent, Hecla Limited, Hecla Alaska LLC, Hecla Greens Creek Mining Company and Hecla Juneau Mining Company, as borrowers, and the other parties thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such notes are defeased or satisfied and discharged, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2023; provided, however, that if the period from the redemption date to February 15, 2023, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by Hecla.

“Unrestricted Subsidiary” means any Subsidiary of Hecla that is designated by the Board of Directors of Hecla as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)

except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Hecla or any Restricted Subsidiary of Hecla unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable, taken as a whole, to Hecla or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Hecla; and

(3)

is a Person with respect to which neither Hecla nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)

the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

BOOK ENTRY, DELIVERY AND FORM

The notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the notes of each series will be deposited with The Bank of New York Mellon Trust Company, N.A., as custodian for DTC, and registered in the name of DTC or its nominee. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as “participants,” or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of any of the notes of any series, DTC or that nominee as the case may be, will be considered the sole owner or holder of the notes of such series represented by the global note for all purposes under the applicable indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the applicable indenture.

Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the trustees, any paying agent, or the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and procedures and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes of any series only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes of such series as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.

A global note is exchangeable for definitive notes in registered certificated form if:

•

DTC (i) notifies the Company that it is unwilling or unable to continue as depositary for the global notes of such series, or (ii) has ceased to be a clearing agency registered under the Exchange Act, and in each case a successor depositary is not appointed by the Company within 90 days of such notice;

•	at the Company’s option, the Company notifies the trustees in writing that it has elected to cause the issuance of the certificated securities; or

•	there has occurred and is continuing a default or event of default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated securities upon prior written notice given to the trustee by or on behalf of DTC in accordance with the applicable indenture.

In all cases, certificated securities delivered in exchange for any beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). Certificated securities may be presented for registration, transfer and exchange at The Bank of New York Mellon Trust Company, N.A., New York, New York, or the office or agency designated for such purpose.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act;

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•

DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC;

•

access to the DTC system is also available to others such as securities brokers, dealers, banks, trust companies and others that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Same Day Settlement and Payment

We will make payments in respect of the notes of each series (including principal, interest and premium, if any) at the Corporate Trust Office of the Trustee except that, at our option, we will make payments of interest by check mailed to the registered address of the holder of the notes entitled thereto or, in accordance with arrangements satisfactory to the Trustee, at the option of the holder of the notes by wire transfer to an account designated by such holder. The notes represented by the global notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds.

We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Euroclear and Clearstream

We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that Clearstream is a limited liability company organized under Luxembourg law as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the Euroclear Operator) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the Cooperative). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative.

The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

We understand that the Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters, the Trustee or the paying agent takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of material U.S. federal income tax considerations relating to the ownership and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of owning or disposing of the notes. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the “issue price” of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, initial purchasers, placement agents or wholesalers), and that hold the notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, accrual-method taxpayers subject to section 451(b) of the Code, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes as part of a conversion or integrated transaction or straddle, or persons deemed to sell notes under the constructive sale provisions of the Code). Finally, the summary does not address the potential application of the Medicare contribution tax, the effects of the U.S. federal estate and gift tax laws or the effects of any applicable non-U.S., state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME, ESTATE OR GIFT TAX LAWS, NON-U.S., STATE AND LOCAL LAWS AND TAX TREATISES TO THEIR PARTICULAR SITUATIONS.

As used herein, the term “U.S. holder” means a beneficial owner of notes that, for U.S. federal income tax purposes, is (1) a citizen or individual resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of notes (other than a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes that is a partnership, and partners in such a partnership, should consult his, her or its tax advisor about the U.S. federal income tax consequences of owning and disposing of the notes.

U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. holder (as defined above).

Certain Additional Payments

There are circumstances in which we might be required to make payments on a note that would increase the yield of the note, as described under “Description of the Notes — Optional Redemption” and “Description of

the Notes — Repurchase at the Option of Holders — Change of Control.” We believe that there is only a remote possibility that we would be required to make such payments, and therefore we do not intend to treat the notes as subject to the special rules governing “contingent payment debt instruments.” Our position is not binding on the IRS. If the IRS takes a contrary position, a U.S. holder may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury regulations) determined at the time of issuance of the notes (which is not expected to differ significantly from the actual yield on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the notes would be treated as interest income rather than as capital gain. U.S. holders should consult their tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest

A U.S. holder will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with its regular method of tax accounting.

Sale, Exchange or Other Taxable Disposition of Notes

A U.S. holder generally will recognize capital gain or loss if it disposes of a note in a sale, exchange or other taxable disposition. The U.S. holder’s gain or loss generally will equal the difference between the amount realized by it (other than amounts attributable to accrued but unpaid interest, which will be treated as described above under “— Payments of Interest”) and its tax basis in the note. The U.S. holder’s tax basis in a note generally will equal the amount it paid for the note. The portion of any amount realized that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of a note will be long-term capital gain or loss if it has held the note for more than one year, or short-term capital gain or loss if it has held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate taxpayers currently are taxed at preferential rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Payments of Interest

Subject to the discussions below regarding backup withholding, the Foreign Account Tax Compliance Act (“FATCA”) and under “— Income or Gains Effectively Connected with a U.S. Trade or Business,” payments of interest on the notes to non-U.S. holders will generally qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holder certifies its non-U.S. status as described below.

The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote; or

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient actual or constructive stock ownership.

The portfolio interest exemption applies only if the non-U.S. holder certifies its non-U.S. status. A non-U.S. holder can meet this certification requirement by providing a properly completed and executed IRS Form W-8BEN or W-8BEN-E or appropriate substitute form prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on its behalf, it will be required to provide appropriate documentation to the agent.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If the portfolio interest exemption does not apply to payments of interest to a non-U.S. holder, and subject to the discussion below under “— Income or Gains Effectively Connected with a U.S. Trade or Business,” these payments will be subject to withholding tax at a rate of 30% (or a lower treaty rate if the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence).

Sale, Exchange or Other Taxable Disposition of Notes

Subject to the discussion below regarding backup withholding, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Payments of Interest” above) unless:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “— Income or Gains Effectively Connected with a U.S. Trade or Business”; or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S.-source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States.

Income or Gains Effectively Connected with a U.S. Trade or Business

If any interest on the notes or gain from the sale, exchange or other disposition of the notes is effectively connected with a U.S. trade or business conducted by a non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net-income basis at the regular graduated rates and generally in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax on a net-income basis only if it is also attributable to a permanent establishment or fixed base maintained by it in the United States. Payments of interest that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30% withholding tax discussed above under “— Payments of Interest,” provided that the non-U.S. holder claims exemption from withholding by timely filing a properly completed and executed IRS Form W-8ECI, or any appropriate substitute or successor form as the IRS designates, as applicable, prior to payment. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also will be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and Treasury regulations generally require persons who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which generally require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, failed to comply with applicable certification requirements or been repeatedly notified by the IRS that it has failed to report interest or dividends on its U.S. federal income tax returns. The backup withholding rate is currently 24%.

Payments of interest to U.S. holders of notes and payments made to U.S. holders by a broker upon a sale of notes generally will be subject to information reporting and backup withholding, unless the U.S. holder (1) is an exempt recipient, or (2) in the case of backup withholding, provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. If a sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

The applicable withholding agent must report annually to the IRS the interest paid to each non-U.S. holder and the amount of tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “— Non-U.S. Holders — Payments of Interest” above and “— FATCA” below. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments made to non-U.S. holders of interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly completed and executed IRS Form W-8BEN or W-8BEN-E or appropriate substitute form. Payments made to non-U.S. holders by a broker upon a sale of the notes will generally not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder with respect to the notes under the backup withholding rules generally will be allowed as a refund or can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

FATCA

Provisions of the Code known as FATCA and the Treasury regulations promulgated thereunder generally impose a 30% U.S. withholding tax on certain U.S.-source payments, including interest (which includes original issue discount), dividends and other fixed or determinable annual or periodical gain, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (whether as a beneficial owner or intermediary), unless such institution (i) enters into an agreement with the U.S. Department of the Treasury to collect and provide to the U.S. Department of the Treasury substantial information regarding its U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) satisfies the requirements of an intergovernmental agreement entered into by such institution’s country of residence and the United States, or (iii) qualifies for an exemption. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity, or unless an exemption applies. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.

The FATCA withholding requirements generally currently apply to payments of interest on the notes. If FATCA withholding is imposed, a beneficial owner (other than certain foreign financial institutions) generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return and, in the case of a non-financial foreign entity, providing the IRS with certain information regarding its substantial U.S. owners (unless an exception applies). Proposed Treasury regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) provide that no withholding will apply to payments of gross proceeds. Holders of notes are urged to consult with their own tax advisors regarding the possible implications of FATCA on their ownership and disposition of the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. A fiduciary of a Plan should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment, including, but not limited to, the matters discussed above under “Risk Factors”, in determining whether an investment in the notes satisfies these requirements.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by a Covered Plan with respect to which the issuer, the initial purchasers or the subsidiary guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the notes nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plans and entities that are (or whose assets constitute the assets of) governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in section 3(33) of ERISA) that have not made an election under section 410(d) of the Code and non-United States plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws that include similar requirements. Fiduciaries of any such Plans should consult with their counsel before purchasing any notes.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and/or holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. Neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of any notes (or beneficial interests therein) should consult and rely on their own counsel and advisers as to whether an investment in the notes is suitable for the Plan.

UNDERWRITING

J.P. Morgan Securities LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions contained in the underwriting agreement among us, the guarantors and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed to purchase from us, the aggregate principal amount of the notes set forth opposite its name below.

Underwriter	Principal Amount

J.P. Morgan Securities LLC	$207,270,000

CIBC World Markets Corp.	60,455,000

ING Financial Markets LLC	60,455,000

Scotia Capital (USA) Inc.	60,455,000

B. Riley FBR, Inc.	17,273,000

BMO Capital Markets Corp.	17,273,000

Credit Suisse Securities (USA) LLC	17,273,000

H.C. Wainwright & Co., LLC	17,273,000

Roth Capital Partners, LLC	17,273,000

Total	$475,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters will purchase all of the notes being sold pursuant to the underwriting agreement if any of them are purchased.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.375% of the principal amount of the notes. The underwriters may allow, and the dealers may re-allow, a discount not in excess of 0.25% of the principal amount of the notes to other dealers. After the initial offering, the underwriters may change the offering price, concession, reallowance discount and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. Certain of our affiliates intend to purchase a portion of the notes from the underwriters.

The expenses of the offering, not including the underwriting discount, are estimated at $900,000 and are payable by us.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Per note	1.16%

Total	$5,500,000

In the underwriting agreement, we have agreed that:

•

We will not offer, sell, contract to sell or otherwise dispose of any of our debt securities (other than the notes) issued or guaranteed by us or any of the guarantors and having a tenor of more than one year, for a period of 90 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities LLC.

•

We and the guarantors will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”) . Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

In the underwriting agreement, each initial purchaser has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA is complied with or does not apply to us or the guarantors; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the issuer, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

We expect that delivery of the notes will be made to investors on or about February 19, 2020, which is the third business day following the date of this prospectus supplement (such settlement cycle is referred to as T+3). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery thereof will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to their delivery should consult their own advisors.

The underwriters and each of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and each of their affiliates have, from time-to-time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Certain of the underwriters or their affiliates may hold the 2021 Notes and as a result may receive a portion of the net proceeds of this offering in connection with the redemption thereof.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates (including their respective employees) may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters with respect to the legality of the notes being offered will be passed upon for us by K&L Gates LLP, Chicago, Illinois and Sheppard Mullin Richter & Hampton LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding change in accounting method related to leases), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s web site is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our web site at http://www.hecla-mining.com. However, information on, or accessible through, our web site is not incorporated into this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may use or our other SEC filings and is not a part of this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may use or those filings. Unless explicitly listed under the heading “Documents Incorporated by Reference” herein, the information on the SEC’s website is not incorporated by reference in this prospectus supplement or the accompanying prospectus. You may request a copy of our filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Hecla Mining Company

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815

1-208-769-4100

PROSPECTUS

Hecla Mining Company

Common Stock

Preferred Stock

Warrants

Debt Securities

We may offer and sell from time to time, in one or more offerings, shares of our common stock, preferred stock, warrants, and debt securities.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol “HL.” The prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our common stock involves risks. See “Risk Factors ” beginning on page 6 of this prospectus and in the documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. You should not assume that the information provided in this prospectus, any prospectus supplement, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable.

The date of this prospectus is February 22, 2019.

PROSPECTUS

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell common stock, preferred stock, warrants, and debt securities as described in this prospectus, in one or more offerings.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. This prospectus provides you with a general description of the common stock and other securities that we may offer. Each time we sell common stock or other securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the common stock or other securities offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, file reports and other information with the SEC. Our file number with the SEC is 1-8491. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Hecla,” “we,” “our,” “us” or the “Company” refer to Hecla Mining Company and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information provided in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and other public filings (including information incorporated by reference) are “forward-looking statements” and are intended to be covered by the safe harbor provided for under Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our forward-looking statements include our current expectations and projections about future production, results, performance, prospects and opportunities, including reserves, resources and other mineralization. We have tried to identify these forward-looking statements by using words such as “may,” “might,” “will,” “expect,” “anticipate,” “believe,” “could,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual production, results, performance, prospects or opportunities, including reserves, resources and other mineralization, to differ materially from those expressed in, or implied by, these forward-looking statements.

These risks, uncertainties and other factors include, but are not limited to, those set forth in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference in this prospectus, in any other SEC Reports we file and in this prospectus, including the following:

•	a substantial or extended decline in metals prices would have a material adverse effect on us;

•	we have limited cash resources and are dependent on access to our revolving credit facility or alternative financing to meet our working capital needs;

•	the acquisition of Klondex increased our exposure to gold price volatility;

•	we have had losses that could reoccur in the future;

•

an extended decline in metals prices, an increase in operating or capital costs, mine accidents or closures, increasing environmental obligations, or our inability to convert exploration potential to reserves may cause us to record write-downs, which could negatively impact our results of operations;

•	global financial events or developments impacting major industrial or developing countries may have an impact on our business and financial condition in ways that we currently cannot predict;

•

recently enacted tariffs, other potential changes to tariff and import/export regulations, and ongoing trade disputes between the United States and other jurisdictions may have a negative effect on global economic conditions and our business, financial results and financial condition;

•	commodity and currency risk management activities could prevent us from realizing possible revenues or lower costs, or expose us to losses;

•	our profitability could be affected by the prices of other commodities;

•	our accounting and other estimates may be imprecise;

•	our ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income;

•	returns for investments in pension plans and pension plan funding requirements are uncertain;

•	mining accidents or other adverse events at an operation could decrease our anticipated production or otherwise adversely affect our operations;

•	our operations may be adversely affected by risks and hazards associated with the mining industry that may not be fully covered by insurance;

•	our costs of development of new orebodies and other capital costs may be higher and provide less return than we estimated;

•	our ore reserve estimates may be imprecise;

•	efforts to expand the finite lives of our mines may not be successful or could result in significant demands on our liquidity, which could hinder our growth;

•	our ability to market our metals production may be affected by disruptions or closures of smelters and/or refining facilities;

•	our business depends on availability of skilled miners and good relations with employees;

•	shortages of critical parts and equipment may adversely affect our operations and development projects;

•	our information technology systems may be vulnerable to disruption which could place our systems at risk from data loss, operational failure, or compromise of confidential information;

•	our foreign activities are subject to additional inherent risks;

•	our operations and properties in Canada expose us to additional political risks;

•

certain of our mines and exploration properties in Nevada are located on land that is or may become subject to traditional territory, title claims and/or claims of cultural significance by certain Native American tribes, and such claims and the attendant obligations of the federal government to those tribal communities and stakeholders may affect our current and future operations;

•	we may be subject to a number of unanticipated risks related to inadequate infrastructure;

•	competition from other mining companies may harm our business;

•	we face inherent risks in acquisitions of other mining companies or properties that may adversely impact our growth strategy;

•	we may be unable to successfully integrate the operations of the properties we acquire, including our recently-acquired Nevada operations;

•	we may not realize all of the anticipated benefits from our acquisitions, including our recent acquisition of Klondex;

•

the properties we may acquire may not produce as expected, and we may be unable to determine reserve potential, identify liabilities associated with the acquired properties or obtain protection from sellers against such liabilities;

•	our joint development and operating arrangements may not be successful;

•	we are currently involved in ongoing legal disputes that may materially adversely affect us;

•	we are required to obtain governmental permits and other approvals in order to conduct mining operations;

•	we face substantial governmental regulation, including the Mine Safety and Health Act, various environmental laws and regulations and the 1872 Mining Law;

•

our operations are subject to complex, evolving and increasingly stringent environmental laws and regulations. Compliance with environmental regulations, and litigation based on such regulations, involves significant costs and can threaten existing operations or constrain expansion opportunities;

•	state ballot initiatives could impact our operations;

•	legal challenges could prevent the Rock Creek or Montanore projects from ever being developed;

•

mine closure and reclamation regulations impose substantial costs on our operations and include requirements that we provide financial assurance supporting those obligations. These costs could significantly increase;

•	our environmental obligations may exceed the provisions we have made;

•	we face risks relating to transporting our products, as well as transporting employees and materials at Greens Creek;

•	the titles to some of our properties may be defective or challenged;

•	the price of our stock has a history of volatility and could decline in the future;

•	our Series B preferred stock has a liquidation preference of $50 per share or $7.9 million;

•	we may not be able to pay common or preferred stock dividends in the future;

•	our existing stockholders are effectively subordinated to the holders of our Senior Notes;

•	additional issuances of equity securities by us would dilute the ownership of our existing stockholders and could reduce earnings per share;

•	the issuance of additional shares of our preferred or common stock in the future could adversely affect holders of common stock;

•	if a large number of shares of our common stock are sold in the public market, the sales could reduce the trading price of our common stock and impede our ability to raise future capital;

•	the provisions in our certificate of incorporation, our by-laws and Delaware law could delay or deter tender offers or takeover attempts;

•	if we cannot meet the New York Stock Exchange continued listing requirements, the NYSE may delist our common stock;

•	our level of debt could impair our financial health and prevent us from fulfilling our obligations under our existing and future indebtedness;

•

any downgrade in the credit ratings assigned to us or our debt securities could increase future borrowing costs, adversely affect the availability of new financing and may result in increased collateral requirements under our existing surety bond portfolio;

•	our Senior Notes and the guarantees thereof are effectively subordinated to any of our and our guarantors’ secured indebtedness to the extent of the value of the collateral securing that indebtedness;

•

we may be unable to generate sufficient cash to service all of our indebtedness and meet our other ongoing liquidity needs and may be forced to take other actions to satisfy our obligations under our indebtedness, which may be unsuccessful;

•	the terms of our debt impose restrictions on our operations;

•	our Senior Notes are structurally subordinated to all liabilities of our non-guarantor subsidiaries;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly;

•	key terms of the Senior Notes will be suspended if the Senior Notes achieve investment grade ratings and no default or event of default has occurred and is continuing;

•	we may be unable to repurchase Senior Notes in the event of a change of control as required by the indenture;

•

holders of the Senior Notes may not be able to determine when a change of control giving rise to their right to have the Senior Notes repurchased has occurred following a sale of “substantially all” of our assets; and

•

federal and state fraudulent transfer laws may permit a court to void the Senior Notes or any of the guarantees thereof, and if that occurs, holders of the Senior Notes may not receive any payments on the notes.

Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. Projections and other forward-looking statements included in this prospectus have been prepared based on assumptions, which we believe to be reasonable, but not in accordance with United States generally accepted accounting principles (“GAAP”) or any guidelines of the SEC. Actual results may vary, perhaps materially. You are strongly cautioned not to place undue reliance on such projections and other forward-looking statements. All subsequent written and oral forward-looking statements attributable to Hecla Mining Company or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as required by federal securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HECLA MINING COMPANY

Hecla Mining Company and our subsidiaries have provided precious and base metals to the U.S. economy and worldwide since 1891. We discover, acquire, develop, produce, and market silver, gold, lead and zinc. In doing so, we intend to manage our business activities in a safe, environmentally responsible and cost-effective manner.

We produce lead, zinc and bulk concentrates, which we sell to custom smelters and brokers, and unrefined precipitate and bullion bars (doré) containing gold and silver, which are further refined before sale to precious metals traders. We are organized and managed into five segments that encompass our operating units: the Greens Creek unit, the Lucky Friday unit, the Casa Berardi unit, the San Sebastian unit, and the Nevada Operations unit.

On July 20, 2018, we acquired all of the issued and outstanding common shares of Klondex Mines Ltd. for approximately US$153 million and 75 million shares of our common stock. Klondex is a primarily gold mining company with three producing mineral properties, all located in the State of Nevada.

The map below shows the locations of our operating units and our exploration and pre-development projects, as well as our corporate offices located in Coeur d’Alene, Idaho and Vancouver, British Columbia.

Our principal executive offices are located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408. Our telephone number is (208) 769-4100. Our web site address is www.hecla-mining.com.

RISK FACTORS

Investment in our securities involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, as well as the risk factors and other information contained in any prospectus supplement, before acquiring any of such securities. The risks incorporated herein by reference, any of which could materially and adversely affect our business, financial condition, cash flows and results of operations, are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions, investment in existing and future projects, and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other indebtedness.

DESCRIPTION OF CAPITAL STOCK

The following summary is not complete. You should refer to the applicable provisions of our Restated Certificate of Incorporation, and our Bylaws, as amended, and to Delaware corporate law for a complete understanding of the terms and rights of our common and preferred stock.

Common Stock

We are authorized to issue 750,000,000 shares of common stock, $0.25 par value per share, of which 482,987,752 shares of common stock were outstanding as of February 19, 2019. All of our currently outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “HL.”

Subject to the rights of the holders of any outstanding shares of preferred stock, each share of common stock is entitled to: (i) one vote on all matters presented to the stockholders, with no cumulative voting rights; (ii) receive such dividends as may be declared by the Board of Directors out of funds legally available therefor; and (iii) in the event of our liquidation or dissolution, share ratably in any distribution of our assets.

Holders of shares of common stock do not have preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into such shares, and no redemption or sinking fund provisions are applicable. All outstanding shares of common stock are fully paid and nonassessable.

In September 2011 and February 2012, our Board of Directors adopted a common stock dividend policy that has two components: (1) a dividend that links the amount of dividends on our common stock to our average quarterly realized silver price in the preceding quarter, and (2) a minimum annual dividend of $0.01 per share of common stock, in each case payable quarterly, when declared. The following table summarizes the common stock dividends declared by our Board of Directors under the policy described above for the years 2015, 2016, 2017 and 2018:

	(A)	(B)	(C)	(A+B+C)
Declaration date	Silver- price- linked component per share	Minimum annual component per share	Special dividend per share	Total dividend per share	Total dividend amount (in millions)	Month of payment
February 17, 2015	$—	$0.0025	$—	$0.0025	$0.9	March 2015
May 6, 2015	$—	$0.0025	$—	$0.0025	$0.9	June 2015
August 6, 2015	$—	$0.0025	$—	$0.0025	$0.9	September 2015
November 3, 2015	$—	$0.0025	$—	$0.0025	$0.9	December 2015
February 20, 2016	$—	$0.0025	$—	$0.0025	$0.9	March 2016
May 4, 2016	$—	$0.0025	$—	$0.0025	$1.0	June 2016
August 3, 2016	$—	$0.0025	$—	$0.0025	$1.0	September 2016
November 4, 2016	$—	$0.0025	$—	$0.0025	$1.0	December 2016
February 21, 2017	$—	$0.0025	$—	$0.0025	$1.0	March 2017
May 4, 2017	$—	$0.0025	$—	$0.0025	$1.0	June 2017
August 3, 2017	$—	$0.0025	$—	$0.0025	$1.0	September 2017
November 7, 2017	$—	$0.0025	$—	$0.0025	$1.0	December 2017
February 14, 2018	$—	$0.0025	$—	$0.0025	$1.0	March 2018
May 9, 2018	$—	$0.0025	$—	$0.0025	$1.0	June 2018
August 24, 2018	$—	$0.0025	$—	$0.0025	$1.2	August 2018
November 7, 2018	$—	$0.0025	$—	$0.0025	$1.2	December 2018
February 20, 2019	$—	$0.0025	$—	$0.0025	$1.2	March 2019

Because the average realized silver prices for all periods in 2015, 2016, 2017, 2018 and the first two months of 2019 were below the minimum threshold of $30, according to the policy no silver-price-linked component was declared or paid. Prior to 2011, no dividends had been declared on our common stock since 1990. We cannot pay dividends on our common stock if we fail to pay dividends on our Series B preferred stock. The declaration and payment of common stock dividends is at the sole discretion of our Board of Directors, and there can be no assurance that we will continue to declare and pay common stock dividends in the future.

Preferred Stock

Our Restated Certificate of Incorporation authorizes us to issue 5,000,000 shares of preferred stock, par value $0.25 per share. The preferred stock is issuable in series with such voting rights, if any, designations, powers, preferences and other rights and such qualifications, limitations and restrictions as may be determined by our Board of Directors. The Board may fix the number of shares constituting each series and increase or decrease the number of shares of any series. As of February 22, 2019, 157,816 shares were outstanding, all of which were shares of Series B preferred stock. All of the shares of our Series B preferred stock are listed on the New York Stock Exchange under the symbol “HL PB.”

Ranking

The Series B preferred stock ranks senior to our common stock and any shares of Series A junior participating preferred stock (none of which have ever been issued) with respect to payment of dividends, and amounts due upon liquidation, dissolution or winding up.

While any shares of Series B preferred stock are outstanding, we may not authorize the creation or issuance of any class or series of stock that ranks senior to the Series B preferred stock as to dividends or amounts due upon liquidation, dissolution or winding up without the consent of the holders of 66 2/3% of the outstanding shares of Series B preferred stock and any other series of preferred stock ranking on a parity with the Series B preferred stock as to dividends and amounts due upon liquidation, dissolution or winding up, voting as a single class without regard to series.

Dividends

Series B preferred stockholders are entitled to receive, when, as and if declared by the Board of Directors out of our assets legally available therefor, cumulative cash dividends at the rate per annum of $3.50 per share of Series B preferred stock. Dividends on the Series B preferred stock are payable quarterly in arrears on October 1, January 1, April 1 and July 1 of each year (and, in the case of any undeclared and unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors), at such annual rate. Dividends are cumulative from the date of the original issuance of the Series B preferred stock, whether or not in any dividend period or periods we have assets legally available for the payment of such dividends. Accumulations of dividends on shares of Series B preferred stock do not bear interest.

All quarterly dividends on our Series B preferred stock for 2015, 2016, 2017, 2018 and the first quarter of 2019 were declared and paid in cash.

Redemption

The Series B preferred stock is redeemable at our option, in whole or in part, at $50 per share, plus, in each case, all dividends undeclared and unpaid on the Series B preferred stock up to the date fixed for redemption.

Liquidation Preference

The Series B preferred stockholders are entitled to receive, in the event that we are liquidated, dissolved or wound up, whether voluntary or involuntary, $50 per share of Series B preferred stock plus an amount per share equal to all dividends undeclared and unpaid thereon to the date of final distribution to such holders (the “Liquidation Preference”), and no more. Until the Series B preferred stockholders have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon our liquidation, dissolution or winding up. The term “junior stock” means our common stock and any other class of our capital stock issued and outstanding that ranks junior as to the payment of dividends or amounts payable upon liquidation, dissolution and winding up to the Series B preferred stock. As of December 31, 2018, our Series B preferred stock had an aggregate Liquidation Preference of $7.9 million.

Voting Rights

Except in certain circumstances and as otherwise from time to time required by applicable law, the Series B preferred stockholders have no voting rights and their consent is not required for taking any corporate action. When and if the Series B preferred stockholders are entitled to vote, each holder will be entitled to one vote per share.

Conversion

Each share of Series B preferred stock is convertible, in whole or in part at the option of the holders thereof, into shares of common stock at a conversion price of $15.55 per share of common stock (equivalent to a conversion rate of 3.2154 shares of common stock for each share of Series B preferred stock). The right to convert shares of Series B preferred stock called for redemption will terminate at the close of business on the day preceding a redemption date (unless we default in payment of the redemption price).

Provisions with Possible Anti-Takeover Effects

The provisions in our Restated Certificate of Incorporation, our Bylaws, as amended, and Delaware law could make it more difficult for a third party to acquire control of us, even if that transaction would be beneficial to stockholders. These impediments include:

•	the classification of our Board of Directors into three classes serving staggered three-year terms, which makes it more difficult to quickly replace board members;

•	the ability of our Board of Directors to issue shares of preferred stock with rights as it deems appropriate without stockholder approval;

•	a provision that special meetings of our Board of Directors may be called only by our chief executive officer or a majority of our Board of Directors;

•	a provision that special meetings of stockholders may only be called pursuant to a resolution approved by a majority of our entire Board of Directors;

•	a prohibition against action by written consent of our stockholders;

•	a provision that our board members may only be removed for cause and by an affirmative vote of at least 80% of the outstanding voting stock;

•	a provision that our stockholders comply with advance-notice provisions to bring director nominations or other matters before meetings of our stockholders;

•

a prohibition against certain business combinations with an acquirer of 15% or more of our common stock for three years after such acquisition unless the stock acquisition or the business combination is approved by our board prior to the acquisition of the 15% interest, or after such acquisition our board and the holders of two-thirds of the other common stock approve the business combination; and

•

a prohibition against our entering into certain business combinations with interested stockholders without the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of voting stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our debt securities, preferred stock, or common stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants.

Warrants to Purchase Debt Securities

Each prospectus supplement for warrants to purchase debt securities will describe:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	if applicable, the number of the warrants issued with a specified principal amount of our debt securities or each share of our preferred stock or common stock;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of and exercise price for debt securities that may be purchased upon exercise of each debt warrant;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Certificates for warrants to purchase debt securities will be exchangeable for new debt warrant certificates of different denominations. Warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.

Warrants to Purchase Preferred Stock and Common Stock

Each prospectus supplement for warrants to purchase preferred stock or common stock will describe:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	if applicable, the number of the warrants issued with each share of our preferred stock or common stock;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	any provisions for adjustment of the number or amount of shares of our preferred stock or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, a discussion of material federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the principal amount of debt securities or number of shares of preferred stock or common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered by the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities or shares of preferred stock or common stock to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, including:

•

in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

Status of Outstanding Warrants

At December 31, 2018, we had 4,136,000 warrants outstanding, with each warrant exercisable for one share of our common stock at an exercise price of $8.02 per share for 2,068,000 of the warrants and $1.57 per share for 2,068,000 of the warrants. The warrants expire in April 2032 and February 2029, respectively.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We also may sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

Additional 2021 Notes under the 2013 Indenture

On April 12, 2013, we completed an offering of $500 million in aggregate principal amount of our Senior Notes due May 1, 2021. In 2014, we issued an additional $6.5 million aggregate principal amount of the Senior Notes due May 1, 2021 to our pension plan in order to satisfy the plan funding requirement for 2014 (all of our Senior Notes due May 1, 2021 are referred to collectively as the “2021 Notes”). The 2021 Notes are governed by the Indenture, dated as of April 12, 2013, as supplemented, among Hecla Mining Company and certain of our subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2013 Indenture”). The 2013 Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is subject to, and governed by, the Trust Indenture Act of 1939.

We may offer additional 2021 Notes, which additional notes would be issued pursuant to the 2013 Indenture. If we offer additional 2021 Notes, we will describe the terms of such notes in a prospectus supplement applicable to such offering. Except as specifically set forth in such prospectus supplement, the general terms of our debt securities discussed below will not apply to the 2021 Notes.

Other Debt Securities

The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt, senior to all future subordinated indebtedness of the Company and pari passu with other current and future unsecured, unsubordinated indebtedness of the Company or, in the alternative, subordinated debt subordinate in right of payment to current and future senior debt or pari passu with other future subordinated indebtedness of the Company. The debt securities will be issued under an indenture in the form that is filed as Exhibit 4.3(d) to the registration statement of which this prospectus is a part and incorporated by reference herein, subject to such amendments or supplemental indentures as are adopted from time to time. The indenture will be executed by the Company and one or more trustees. The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of the indenture, including the definitions therein of certain terms. Capitalized terms used in this section and not defined have the meanings assigned to those terms in the indenture. Wherever particular sections or defined terms of the indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

Unless otherwise indicated in a prospectus supplement, the indenture under which we may issue the debt securities will have the following provisions.

The indenture will not limit the amount of debt securities that may be issued thereunder. Reference is made to the prospectus supplement for the following terms of the debt securities offered pursuant thereto: (i) designation (including whether they are senior debt or subordinated debt and whether such debt is convertible), aggregate principal amount, purchase price and denomination; (ii) the date of maturity; (iii) interest rate or rates (or method by which such rate will be determined), if any; (iv) the dates on which any such interest will be payable and the method of payment (cash or common stock); (v) the place or places where the principal of and interest, if any, on the debt securities will be payable; (vi) any redemption or sinking fund provisions; (vii) any rights of the holders of debt securities to convert the debt securities into other securities or property of the Company; (viii) the terms, if any, on which such debt securities will be subordinate to other debt of the Company; (ix) if other than the principal amount thereof, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (x) any events of default in addition to or in lieu of those described herein and remedies therefor; (xi) any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities; (xii) listing (if any) on a securities exchange; (xiii) whether such debt securities will be certificated or in book-entry form; and (xiv) any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms that may be required by or advisable under United States laws or regulations.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. The Company may charge a reasonable fee for such services, subject to the limitations provided in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that, at the time of issuance, is below the prevailing market rate, will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to any debt securities issued at par that is treated as having been issued at a discount for United States income tax purposes will be described in the relevant prospectus supplement.

The indenture will not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “— Consolidation, Merger and Sale of Assets.” The Company’s restated certificate of incorporation also contains other provisions that may prevent or limit a change of control.

Modification and Waiver

The indenture will provide that modifications and amendments of the indenture may be made by the Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Securities issued under the indenture that are affected by the modification or amendment voting as one class; provided that no such modification or amendment may, without the consent of the holder of each such Security affected thereby, among other things: (1) change the stated maturity of principal of, or any installment of principal of or interest on, any Security, (2) reduce the rate of or extend the time of payment of interest, if any, on any Security or alter the manner of calculation of interest payable on any Security (except as part of any remarketing of the Securities of any series, or any interest rate reset with respect thereto in each case in accordance with the terms thereof), (3) reduce the principal amount or premium, if any, on any Security,

(4) make the principal amount or premium, if any, or interest, if any, on any Security payable in any coin or currency other than that provided in any Security, (5) reduce the percentage in principal amount of Securities of any series the holders of which are required to consent to any such supplemental indenture or any waiver of any past default or Event of Default, (6) change any place of payment where the Securities of any series or interest thereon is payable, or (7) impair the right of any holder of a Security to institute suit for any such payment, reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof, adversely affect the right of repayment, if any, at the option of the holder or extend the time or reduce the amount of any payment to any sinking fund or analogous obligation relating to any Security. Any amendment or waiver that waives, changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series, or that modifies the rights of the holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of Securities of any other series.

The indenture will provide that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture in the form filed as an exhibit hereto, and each supplemental indenture entered into thereunder, will provide that the Company and the applicable trustee may, without the consent of the holders of any series of debt securities issued thereunder, amend the indenture or enter into supplemental indentures for one or more of the following purposes: (1) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants, agreements and obligations of the Company in the indenture and in the debt securities issued thereunder, (2) to add any additional Events of Default; (3) to cure any ambiguity, defect or inconsistency; (4) to make any change that does not adversely affect the interests of the holders of any series of debt securities issued thereunder; (5) to establish the form and terms of debt securities issued thereunder; (6) to set forth the conversion rights of any series; and (7) to set forth the provisions regarding subordination of any series.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued thereunder: (1) the Company defaults in the payment of interest on any Security of that series when the same becomes due and payable and such Default continues for a period of 30 days; (2) the Company defaults in the payment of the principal of any Security of that series when the same becomes due and payable at maturity, upon redemption or otherwise; (3) the Company fails to comply with any of its other agreements in the Securities of that series or the indenture with respect to that series and such failure continues for the period and after the notice specified in the indenture; (4) the Company pursuant to or within the meaning of any bankruptcy law: (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a custodian of it or for all or substantially all of its property, or (D) makes a general assignment for the benefit of its creditors; (5) a court of competent jurisdiction enters an order or decree under any bankruptcy law that: (A) is for relief against the Company in an involuntary case, (B) appoints a custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days; or (6) an Event of Default provided in the establishing securities resolution or supplemental indenture for that series occurs. Any event of default with respect to particular series of debt securities under the indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (voting as a class), except in each case a failure to pay principal or interest on such debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The Company will be required to furnish to the Trustee annually a statement as to its compliance with all conditions and covenants in the indenture.

The indenture will contain a provision entitling the Trustee to be indemnified by the holders of Securities before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture will provide that the holders of a majority in aggregate principal amount of the then outstanding Securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or of exercising any trust or power conferred upon the Trustee with respect to the Securities of such series; provided, however, that the Trustee may decline to follow any such direction if, among other reasons, the Trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the Trustee in personal liability or would be unduly prejudicial to the holders of the Securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to the indenture will be subject to certain conditions precedent including, without limitation, that the holders of not less than 25% in aggregate principal amount of the Securities of such series then outstanding under the indenture make a request upon the Trustee to exercise its powers under the indenture, indemnify the Trustee and afford the Trustee reasonable opportunity to act, but the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the Securities, to require conversion of Securities if the indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Consolidation, Merger and Sale of Assets

The indenture will provide that the Company may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any person unless the Company is the surviving corporation or the successor person is a corporation organized under the laws of any domestic or Canadian jurisdiction and assumes the Company’s obligations on the debt securities issued thereunder, and under the indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing, and that certain other conditions are met.

Certain Covenants

Payment of Securities. The Company shall pay the principal of and interest on the Securities of any series on the dates and in the manner provided in the Securities of such series and the indenture. The Company shall pay interest on overdue principal of any series at the rate borne by the Securities of any series; it shall pay interest on overdue Defaulted Interest at the same rate to the extent lawful.

SEC Reports. The Company shall file with the Trustee within 15 days after it files them with the SEC copies of the annual reports and of the information, documents, and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The Company will cause any quarterly and annual reports which it makes available to its stockholders to be mailed to the holders of Securities. The Company will also comply with the other provisions of § 314(a) of the Trust Indenture Act of 1939. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Compliance Certificate. The Company shall deliver to the Trustee, no later than May 1 of each year (beginning with the first May 1 following the first date of issuance of any Securities under the indenture), a brief certificate signed by the principal executive officer, principal financial officer or principal accounting officer of the Company, as to the signer’s knowledge of the Company’s compliance with all conditions and covenants contained in the indenture (determined without regard to any period of grace or requirement of notice provided herein).

Notice of Certain Events. The Company shall give prompt written notice to the Trustee and any Paying Agent with respect to any series of (i) any Proceeding, (ii) any Default or Event of Default, (iii) any cure or waiver of any Default or Event of Default, and (iv) if and when the Securities of such series are listed on any stock exchange.

Additional Covenants. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Discharge, Defeasance and Covenant Defeasance

The indenture will provide with respect to each series of Securities issued thereunder that the Company may terminate its obligations under such Securities of a series and the indenture with respect to Securities of such series when (1) either (A) all Securities theretofore authenticated and delivered (other than (i) Securities which have been destroyed, lost or stolen and which have been replaced or paid and (ii) Securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or (B) all such Securities not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their stated maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company in the case of (i), (ii), and (iii) above, has deposited or caused to be deposited with the Trustee for that purpose an amount of money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Securities which have become due and payable) or to the stated maturity or redemption date, as the case may be; (2) the Company has paid or caused to be paid all other sums payable under the indenture by the Company; and (3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the indenture have been complied with. Thereafter, only the Company’s obligations to compensate and indemnify the Trustee and its right to recover excess money held by the Trustee shall survive.

Applicable Law

The indenture will provide that the debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF GUARANTIES

We will set forth in the applicable prospectus supplement a description of any guaranties that may be offered pursuant to this prospectus. The guaranties will be governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov or call the SEC at 800-SEC-0330. Information about us, including our SEC filings, is also available through our web site at http://www.hecla-mining.com. However, information on our web site is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

This prospectus is part of a registration statement filed by us with the SEC. The exhibits to our registration statement or to documents filed under the Exchange Act and incorporated by reference herein contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities that may be offered under this prospectus, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated above, or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2018, which we filed with the SEC on February 22, 2019;

•	Current Reports on Form 8-K filed on February 21, 2019 (Item 8.01 only) and July 24, 2018 (Item 9.01(a) and (d) Exhibits 99.2 and 99.3 only);

•	The description of our capital stock contained in our Form 8-B filed with the SEC on May 6, 1983;

•	The information responsive to Part III of Form 10-K for the year ended December 31, 2017, provided in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2018; and

•

All documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of an offering under this prospectus, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, without charge, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct requests for such copies to:

Hecla Mining Company

6500 North Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815

Attention: Investor Relations

Telephone (208) 769-4100

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, David C. Sienko, our General Counsel, will pass upon certain legal matters for us in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Klondex Mines Ltd. as of and for the years ended December 31, 2017 and 2016, included in Hecla Mining Company’s Current Report on Form 8-K dated July 24, 2018 and incorporated by reference in this prospectus have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent public accounting firm, given on the authority of said firm as experts in auditing and accounting.